SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Unitil Corporation

2019 Proxy Statement

Notice of Annual Meeting of Shareholders

Annual Meeting    ◆    Wednesday, April 24, 2019

11:30 a.m. EDT

Hampton, New Hampshire

March 27, 2019

Dear Fellow Shareholder,

I am pleased to invite you to attend the Unitil Corporation Annual Meeting of Shareholders. The meeting will be held on Wednesday, April 24, 2019, at 11:30 a.m., at our corporate headquarters, 6 Liberty Lane West, Hampton, New Hampshire. This year, we are asking shareholders to vote on the election of seven directors, and on the ratification of the selection of independent registered public accountants. Also this year, shareholders will be presented with an advisory vote on executive compensation.

Your vote is very important. I encourage you to vote to ensure that your voice is represented at the meeting, and to play a part in our future. The enclosed proxy materials provide important information to assist you with your voting decisions, as well as instructions to submit your vote.

I would like to thank you for choosing to invest in Unitil Corporation. Our vision, mission and values reflect our deep commitment to our shareholders, customers, local communities and partners. We provide more than just electricity and gas services and products. Our talented and dedicated people are proud to provide for the necessities of life with the safe and reliable delivery of natural gas and electricity throughout New England. Energy for life is the statement of pride we use to describe this commitment.

On behalf of the Board of Directors and management of Unitil Corporation, thank you for your continued support and confidence in 2019.

Sincerely,

Thomas P. Meissner, Jr.

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire March 27, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors and management of Unitil Corporation (the “Company”) is pleased to invite you to attend the 2019 Annual Meeting of Shareholders, which will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Wednesday, April 24, 2019, at 11:30 A.M. for the following purposes:

1.	Election of one Director of the Company in Class II, nominated by the Board of Directors, to serve an initial term of one year;

2.	Election of two Directors of the Company in Class III, nominated by the Board of Directors, each to serve an initial term of two years;

3.	Election of four Directors of the Company in Class I, nominated by the Board of Directors, each to serve a term of three years;

4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019;

5.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

6.	Transaction of any other business as may properly be brought before the meeting.

The Board of Directors set February 19, 2019 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting or at any adjournments or postponements of the meeting. The Board of Directors has directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

By	Order of the Board of Directors,
Sandra	L. Whitney
Corporate	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

WEDNESDAY, APRIL 24, 2019

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at www.proxydocs.com/UTL.

YOUR VOTE IS IMPORTANT

Your vote is important. To ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

You may vote in one of the following ways:

Shareholders of Record		Beneficial Owners
By Mail	Sign, date and return the enclosed proxy card (a self-addressed envelope is enclosed for your convenience)	By Mail	Direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions provided to you
Via the Internet	Submit your proxy at www.investorvote.com/UTL	Via the Internet
In Person at the Meeting	A meeting ballot will be provided for voting at the meeting	In Person at the Meeting	A legal proxy is required, which can be obtained from your bank broker or other nominee; a meeting ballot will be provided for voting at the meeting

If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If for any reason you desire to revoke or change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

PROXY STATEMENT

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

March 27, 2019

PROXY STATEMENT

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2018) to shareholders in connection with our 2019 Annual Meeting of Shareholders (the “Annual Meeting”). Unitil’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of Unitil, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares or in providing voting instructions with respect to your shares.

Unitil has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; and Unitil Service Corp.

We may also refer to Unitil as “we” or “our” or “us” throughout this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on Wednesday, April 24, 2019 at 11:30 A.M. at our corporate office, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Anticipated Mailing Date

We anticipate first mailing definitive copies of this proxy statement, the accompanying proxy card, the accompanying annual report, and the accompanying Corporate Sustainability and Responsibility Report to shareholders on or about March 27, 2019.

MEETING SUMMARY

This year, we are seeking your vote on the following proposals:

1)

Election of one Director of the Company in Class II. The Board has nominated Mark H. Collin for election to the Board to serve an initial term of one year. The Board recommends a vote FOR this nominee. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Director.

2)

Election of two Directors of the Company in Class III. The Board has nominated Suzanne Foster and Justine Vogel for election to the Board each to serve an initial term of two years. The Board recommends a vote FOR these nominees. Information on Proposal No. 2 is included in the section entitled Proposal 2: Election of Directors.

3)

Election of four Directors of the Company in Class I. The Board has nominated Lisa Crutchfield, Edward F. Godfrey. Eben S. Moulton and David A. Whiteley for election to the Board each to serve a term of three years. The Board recommends a vote FOR these nominees. Information on Proposal No. 3 is included in the section entitled Proposal 3: Election of Directors.

4)

Ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2019. The Board recommends a vote FOR this proposal. Information on Proposal No. 4 is included in the section entitled Proposal 4: Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2019.

5)

Approval, on an advisory basis, of the compensation of the Company’s named executive officers. The Board recommends a vote FOR this proposal. Information on Proposal No. 5 is included in the section entitled Proposal 5: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

6)	Transaction of any other business that may properly be brought before the Annual Meeting.

RECORD DATE & NUMBER OF SHARES OUTSTANDING

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of Unitil common stock as of the close of business on February 19, 2019 (the “Record Date”). As of the Record Date, there were 14,911,837 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Record Date February 19, 2019 Shares Outstanding 14,911,837

QUORUM & REQUIRED VOTE

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, the nominees standing for election as a Director will be elected by a plurality of the votes cast by the shareholders. Votes withheld and broker non-votes will not be counted toward the achievement of a plurality. Additional information concerning the election of directors appears in the sections entitled Corporate Governance – Resignation Policy and Proposals 1, 2 and 3 – Election of Directors. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and broker non-votes will have no effect on the other matters. Representatives of our transfer agent will count the votes and certify the results.

VOTING RIGHTS AND PROCEDURES

As an owner of Unitil common stock, it is your legal right to vote (or to provide voting instructions) on all matters to be considered at a shareholder meeting. We hope you will exercise your legal right and fully participate as a shareholder in the Annual Meeting.

You may cast one vote for each share of common stock that you own on all matters presented at the

Annual Meeting.

The Board has selected and approved Mark H. Collin and Thomas P. Meissner, Jr. as proxies for the Annual Meeting to vote your shares in the manner that you specify on the proxy card or via the Internet, or if you do not give any specification on your proxy card or submitted proxy with respect to a matter, FOR such matter. Your designation of a proxy will not affect your right to attend the Annual Meeting and vote in person.

Record Holders

If your shares of common stock were registered directly in your name with our transfer agent as of the Record Date, then you are considered a shareholder of record of the shares (a “Record Holder”) and we have sent the proxy materials and the accompanying proxy card directly to you.

Beneficial Holders

If your shares of common stock were registered in

Record Holders

You may vote your shares in one of the following ways:

in person at the Annual Meeting

by designating another person (the “proxy”) to vote on your behalf by delivering a properly completed proxy card or submitting a proxy via the Internet at www.investorvote.com/UTL

You may revoke your designation of a proxy at any time before the vote is taken at the Annual Meeting in one of the following ways:

file with Unitil’s Corporate Secretary a later-dated written notice of revocation deliver to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares submit a later-dated proxy via the Internet if the original designation of a proxy was made via the Internet attend the Annual Meeting and vote in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy)

the name of a bank, broker or other nominee as of
the Record Date, then you are considered a beneficial owner (“Beneficial Holder”) of the shares that are registered in street name and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. As a Beneficial Holder, your shares may be voted even if voting instructions are not provided.

Beneficial Holders

You may vote your shares in one of the following ways:

in person at the Annual Meeting – but you must first obtain a properly completed legal proxy from your bank, broker or other nominee that will provide you with the right to vote the shares at the Annual Meeting direct your bank, broker or other nominee on how to vote your shares by following the instructions provided by the bank, broker or other nominee

You may change how your bank, broker, or other nominee will vote your shares at any time before the vote is taken at the Annual Meeting:

follow the procedures provided by your bank, broker or other nominee to make a change

Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of our independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2019 is considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.” Please note that, under New York Stock Exchange rules, this means that brokers may not vote your shares on Proposals 1, 2, 3 and 5 at the 2019 Annual Meeting if you have not given specific instructions as to how to vote to the broker. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

ENERGY FOR LIFE

MESSAGE FROM THE CHAIRMAN AND CEO

In 2018, we worked to meet our strategic goals to help ensure our shareholders continued long-term value and growth, while at the same time pursuing excellence in operations, we also made the customer experience our highest priority. We accomplished these objectives by adhering to our core business values, by remaining flexible in our approach to problems and by rewarding outstanding teamwork.

In October 2018, as part of our strategic planning process, we refined and confirmed our Mission and Vision to better align with the rapidly changing energy environment and evolving stakeholder expectations. We also identified the values of Respect, Integrity, Stewardship and Excellence, what we now refer to as “RISE,” as our central values. Our RISE values have long been part of our core identity, but refocusing and emphasizing their importance will guide our path to fulfillment of our commitment to deliver ‘energy for life’ and the achievement of our vision of a clean and sustainable future for all of our stakeholders.

Our Mission is to safely and reliably deliver energy for life and provide our customers with affordable and sustainable energy solutions.

Our Vision is to transform the way people meet their evolving energy needs to create a clean and sustainable future.

Our Values: Unitil’s RISE Values are organized into four categories: Respect, Integrity, Stewardship and Excellence. Together, these value categories are central to assuring that customer experience, employee engagement and our corporate responsibilities support our vision and mission.

While new to this office, I have worked hand in hand with the talented men and women of Unitil for the past 25 years bringing energy to life for our customers across New England. Our employees reflect Unitil’s long-standing dedication to inspired teamwork, constant collaboration, and the insistence on the highest possible standards for ethical business practices, and I want to thank them for their loyalty and dedication to Unitil, and for everything they do to better serve our customers and our communities. While we are fully accountable to our customers for the quality, efficiency, and integrity of our services, we are ultimately accountable to you, our shareholders. We seek to safeguard and enhance your investment in Unitil, while serving the best interests of all of the Company’s stakeholders. In a time of rapid change and opportunity, I believe we are well positioned to achieve our vision of transforming the way people meet their evolving energy needs to create a clean and sustainable future. I look forward to working with our people to deliver safe, affordable, and reliable gas and electric energy to our thousands of New England customers. This is how we bring energy to life and provide energy for life.

-	Thomas P. Meissner, Jr.

March 27, 2019

RECENT EVENTS

On January 3, 2019, we announced that Mark H. Collin will retire as senior vice president, chief financial officer and treasurer of the Company on May 1, 2019. We also announced that Mr. Collin will step down as chief financial officer and treasurer of the Company on March 1, 2019, but will remain as senior vice president until his retirement on May 1, 2019, to ensure a smooth transition to his successor.

On January 30, 2019, we announced that the Board appointed Mr. Collin, Suzanne Foster and Justine Vogel as new Directors, effective as of January 30, 2019. The addition of the three new Directors is part of the Board’s normal succession planning process in anticipation of upcoming retirements from the Board. Mr. Collin, Ms. Foster and Ms. Vogel will serve on the Board until the Annual Meeting, at which time they will be presented to shareholders for election to the Board. Expanded biographical information for Mr. Collin, Ms. Foster, and Ms. Vogel is included in the sections entitled Proposals 1 and 2: Election of Directors.

Also on January 30, 2019, we announced that as part of the Company’s leadership succession plan, Christine L. Vaughan was selected by the Board to succeed Mr. Collin as senior vice president, chief financial officer and treasurer of the Company beginning March 1, 2019. Previously, Ms. Vaughan served as Senior Vice President of Financial and Regulatory Services of the Company’s subsidiary, Unitil Service Corp.

DESCRIPTION OF MANAGEMENT

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers. Additional information about Mr. Collin is included in the sections entitled Recent Events and Proposal 1: Election of Director.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description

Thomas P. Meissner, Jr. Chairman of the Board, Chief Executive Officer & President	56

Mr. Meissner has been Unitil’s chairman of the Board, chief executive officer and president since April 2018. Mr. Meissner served as Unitil’s senior vice president and chief operating officer from June 2005 until April 2018, and as senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.

Mark H. Collin Senior Vice President	60

Mr. Collin has been a senior vice president of Unitil since February 2003. Mr. Collin also served as the chief financial officer and treasurer from 2003 and 1998, respectively, until March 1, 2019, when he formally stepped down from those positions in connection with his upcoming retirement on May 1, 2019. Mr. Collin joined Unitil in 1988, and served as the vice president of finance from 1995 until 2003.

Todd R. Black Senior Vice President, External Affairs & Customer Relations	54

Mr. Black has been Unitil’s senior vice president, external affairs and customer relations, since September 2009. Mr. Black joined Unitil in 1998 and served as vice president of sales and marketing for Usource, Inc. (“Usource”), the Company’s former energy brokering subsidiary, from 1998 until 2003, and president of Usource from 2003 until September 2009.

Laurence M. Brock Controller & Chief Accounting Officer	65

Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.

Christopher J. LeBlanc Vice President, Gas Operations	52

Mr. LeBlanc has been Unitil’s vice president of gas operations since January 2017. Mr. LeBlanc joined Unitil in 2000 and served as director of gas operations from 2008 until January 2017, and in several other gas operations management positions from 2000 until 2008.

Christine L. Vaughan Senior Vice President, Chief Financial Officer & Treasurer	52

Ms. Vaughan has been Unitil’s senior vice president, chief financial officer and treasurer since March 1, 2019. Ms. Vaughan joined Unitil in January 2019 as Senior Vice President of Financial and Regulatory Services of the Company’s subsidiary, Unitil Service Corp. Prior to joining Unitil, Ms. Vaughan served as Vice President, Rates and Regulatory and Treasurer for Eversource Energy in Massachusetts, where she had been employed since 2004.

Sandra L. Whitney Corporate Secretary	55

Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and has also served as the corporate secretary of Unitil’s subsidiary companies since 1994.

SHARE OWNERSHIP

The following table sets forth information on the beneficial ownership of our common stock as of the Record Date, by (i) each person known to us to be the beneficial owner of more than five percent of our common stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers of Unitil as a group. Except as otherwise indicated, to our knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and executive officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class

5% Owners:

BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	1,185,829	—	8.00%
Frontier Capital Management Co., LLC (2)
99 Summer Street, Boston, MA 02110	876,267	—	5.89%
Renaissance Technologies Holdings Corporation (3)
800 Third Avenue, New York, NY 10022	851,000	—	5.72%
The Vanguard Group (4)
100 Vanguard Boulevard, Malvern, PA 19355	794,275	—	5.34%

Directors: (5) (6)

Robert V. Antonucci	3,465	8,991	*
David P. Brownell	5,276	10,379	*
Mark H. Collin (7)	49,988	—	*
Lisa Crutchfield	—	8,991	*
Albert H. Elfner, III	9,088	10,785	*
Suzanne Foster	—	—	*
Edward F. Godfrey	4,691	8,991	*
Michael B. Green	5,530	10,379	*
Thomas P. Meissner, Jr. (8)	53,266	—	*
Eben S. Moulton	20,801	10,379	*
M. Brian O’Shaughnessy	16,416	10,379	*
Justine Vogel	—	—	*
David A. Whiteley	—	8,991	*

Name of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class

Named Executive Officers: (5)

Thomas P. Meissner, Jr. (8)	53,266	—	*
Mark H. Collin (7)	49,988	—	*
Todd R. Black (9)	28,918	—	*
Laurence M. Brock (10)	12,089	—	*
Christopher J. LeBlanc (11)	8,701	—	*
Robert G. Schoenberger (12)	133,000	—	*

All Directors and Executive Officers as a Group (19 Persons) (5)(13)	444,134	88,265	2.39%

*	Represents less than 1% of the Company’s outstanding common stock.

 NOTES:

(1)

Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on February 6, 2019. BlackRock, Inc. is the beneficial owner of 1,185,829 shares of common stock, of which it has sole voting power with respect to 1,148,950 shares, and sole dispositive power with respect to 1,185,829 shares.

(2)

Information obtained from the Schedule 13G/A filed by Frontier Capital Management Co., LLC with the Securities and Exchange Commission on February 11, 2019. Frontier Capital Management Co., LLC is the beneficial owner of 876,267 shares of common stock, of which it has sole voting power with respect to 400,798 shares, and sole dispositive power with respect to 876,267 shares.

(3)

Information obtained from the Schedule 13G filed by Renaissance Technologies Holdings Corporation on behalf of itself and Renaissance Technologies, LLC with the Securities and Exchange Commission on February 13, 2019. Renaissance Technologies Holdings Corporation is the beneficial owner of 851,000 shares of common stock, of which it has sole voting power and dispositive power with respect to 851,000 shares.

(4)

Information obtained from the Schedule 13G/A filed by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd., with the Securities and Exchange Commission on February 11, 2019. The Vanguard Group is the beneficial owner of 794,275 shares of common stock, of which it has shared voting power with respect to 6,600 shares, sole voting power with respect to 13,951 shares, shared dispositive power with respect to 19,351 shares, and sole dispositive power with respect to 774,924 shares.

(5)	Based on information furnished to Unitil by its Directors and executive officers.

(6)

Restricted Stock Units (“RSUs”) are granted to the Directors who have elected to receive RSUs in lieu of common stock as the equity portion of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. RSUs were granted annually from October 2012 through and including October 2018 and include cumulative dividend equivalents earned as of December 31, 2018. If a Director is subject to the specified employee payment provision in Section 409A of the Internal Revenue Code, payment of the RSUs may be delayed for six months and the RSUs would not be paid within 60 days of the Record Date.

(7)

Included are 2,922 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 8,734 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(8)

Included are 1,081 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 19,904 shares of unvested restricted stock granted under the terms and conditions of the Company’s Second Amended and Restated 2003 Stock Plan (the “Stock Plan”).

(9)

Included are 2,942 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 4,870 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(10)	Included are 3,633 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(11)	Included are 1,993 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(12)	Based on information provided by Mr. Schoenberger with respect to his share ownership as of December 31, 2018.

(13)

Included are 6,974 shares that are held in trust for the Executive Officers under the terms of Unitil’s 401(k) and 43,113 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan. No shares held by any Director or Executive Officer have been pledged.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our executive officers, Directors, and persons who own more than ten percent of a registered class of our equity securities to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Based upon our review of such forms that were filed in 2018, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2018, we believe that all filing requirements applicable to our officers and Directors during 2018 and through February 2019, were met, with the exception that Mr. LeBlanc failed to timely file the Initial Statement of Beneficial Ownership (the “Form 3”) upon being named an executive officer of Unitil on January 30, 2019. Mr. LeBlanc filed the Form 3 reporting this information on February 21, 2019.

CORPORATE GOVERNANCE

Unitil’s Board and management are committed to comprehensive and effective corporate governance practices. The Board believes that good corporate governance is the key to our long-term success, and the foundation to ensuring that the Company is operated in the best interest of shareholders and all other stakeholders. Accordingly, the Board has unconditionally adopted Corporate Governance Guidelines and Policies of the Board (the “Guidelines”), as described below, to assist Directors in the pursuit of superior Board function, effectiveness, communication and transparency in the governance of the Company. Our Board and management believe that the ethical character, integrity and principles of the Board and senior management remain the most important safeguards of good corporate governance.

The Guidelines represent the current view of the Board on governance and should not be viewed as rigid restraints. We will continue to monitor new developments and regulations, as well as emerging issues concerning corporate governance and financial disclosure, and will adopt changes and new policies, as appropriate. These Guidelines are reviewed regularly and are subject to modification from time to time by the Board. The Guidelines are available for review on the Corporate Governance page of the Investor Relations section of the Company’s website at unitil.com/investors, and are available in print to any shareholder or other interested party free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

In 2018, in response to investor feedback and in keeping with transparency and good governance practices, the Board adopted four new governance and compensation-related policies. Additional details of these new policies are noted in the discussion below.

ROLE OF THE BOARD

The Board is elected by the shareholders to oversee the long-term health and overall success of our business and to ensure our ongoing financial strength. The Board serves as Unitil’s ultimate decision-making body on all matters, except for those reserved for or shared with the shareholders or committees of the Board. In the pursuit of excellence in corporate governance, all members of the Board are expected to adhere to a set of core values and our Code of Ethics, without exception.

DIRECTOR INDEPENDENCE

Our Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in

Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, we must adhere to the independence standards set forth by the NYSE, and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual includes additional independence requirements for Audit Committee and Compensation Committee members. In addition, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) includes additional independence requirements for Audit Committee members.

Our Corporate Governance Guidelines, as well as the NYSE independence standards, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 30, 2019, the Board determined at that time, with the exception of Mr. Meissner and Mr. Collin, all of the current Board members are independent.

During its annual independence review and affirmation, the Board applies the independence standards set forth in our Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with Unitil for the past three years and who has no material relationship, either directly or as a partner, shareholder or officer of an organization with such a relationship with Unitil. This definition generally leaves the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with us. The Board exercises this discretion in a

Affirmed as Independent

January 30, 2019

✓  Robert V. Antonucci

✓  David P. Brownell

✓  Lisa Crutchfield

✓  Albert H. Elfner, III

✓  Suzanne Foster

✓  Edward F. Godfrey

✓  Michael B. Green

✓  Eben S. Moulton

✓  M. Brian  O’Shaughnessy

✓  Justine Vogel

✓  David A. Whiteley

manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and Unitil and its subsidiaries and/or members of senior management.

CODE OF ETHICS

Our Code of Ethics (the “Code of Ethics”) is a statement of our high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all of our Directors, officers and employees. The Board unanimously approved the Code of Ethics in 2004, and annually affirms understanding of, and agreement and compliance with, the Code of Ethics. The Nominating and Governance Committee reviews the Code of Ethics annually for any required or desirable revisions. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on our website at the address noted below. A copy of the Code of Ethics can be viewed on our website at unitil.com/investors.

RISK OVERSIGHT

The Board is responsible for the oversight of management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders.

We have a formal Enterprise Risk Management (“ERM”) program. The Board has definitive oversight responsibility for the ERM program in accordance with its fiduciary duty, and is provided a formal report annually, as well as with quarterly updates, and any other updates as needed. The Board also receives a quarterly presentation on a specific risk topic selected from the ERM program for greater depth of understanding of the selected risk.

The ERM program is a foundation for risk management that is relevant, sustainable and scalable. The ERM program is designed to identify potential risks that may impact us, and to manage risks within our risk appetite in order to sustain operations and achieve business objectives. In building the ERM program, the potential risks relating to our business were defined using a comprehensive set of risk disclosures which are described in Part I, Item 1A. Risk Factors of our 2018 Annual Report on Form 10-K filed with the SEC on January 31, 2019.

In its oversight role, the Board is supported by, and oversees, the Risk Management Committee (the “RMC”), which is comprised of the senior management team. The RMC evaluates and provides direction with respect to risk identification and assessment, and risk management and mitigation, including the specific guidelines and policies governing the process by which we undertake risk assessment and risk management. The RMC provides quarterly reports on the status of the ERM program to the Board, as well as an annual report at the strategic planning meeting. The RMC is further supported by the Risk and Compliance Committee, a multi-function management committee created to provide recommendations on systems, policies and processes to achieve objectives, mitigate risk and ensure compliance, as well as recommendations on software tools or other business information systems to enable more timely and efficient tracking of risk areas.

Like all companies, we face a variety of risks, both internal and external, and many factors work simultaneously to affect our overall business risk. The Board recognizes that our business risk is not static, and that it is not possible to mitigate all risk and uncertainty. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management, which includes comprehensive knowledge of Unitil’s many elements of risk. Overall, the Board believes that a systematic and proactive approach to properly oversee risk management has been defined and enhanced by the ERM program, which will continue to evolve through ongoing review and assessment of the existing and emerging risks facing the Company.

LEADERSHIP STRUCTURE

The current leadership structure of the Board consists of a combined chairman and chief executive officer (“CEO”) position which has been held by Mr. Meissner since April 2018, following Mr. Schoenberger’s retirement.

At this time, the Board believes that as a small-cap domestic corporation, the combination of these two positions is the optimal structure to guide the Company and maintain the focus required to achieve our long-term business goals. The CEO and president is the direct link between senior management and the Board. As a utility professional with over 30 years of industry experience, Mr. Meissner provides critical insight and perception to the Board, as well as valuable feedback to senior management, through his comprehensive understanding of the issues at hand.

In July 2018, the Board appointed Mr. Green to serve as the lead independent director (the “Lead Director”) for the coming year. In his role as Lead Director, Mr. Green, who also serves as the chair of both the Audit Committee and the Executive Committee, presides at all meetings of the Board in executive session. The Lead Director Charter outlines the responsibilities and expectations of the Lead Director.

The existence and activities of the Lead Director do not alter the traditional roles and responsibilities of the Board as a whole, or Unitil’s management.

RETIREMENT POLICY

No Director may be nominated as a candidate for re-election as part of the slate of Directors that we propose, nor may any person be nominated as a candidate for election, after he or she has reached age 75. Directors are not, however, subject to specific term limits. Due to the complexity of the utility industry, we value the insight that a Director is able to develop over a period of time. The Board believes that tenure provides an enhanced

Lead Director

Responsibilities & Expectations

Leadership:

Provide leadership and guidance to the Board on the fulfillment of its fiduciary duties, as well as the organization’s mission, vision, corporate governance and strategic direction.

Meeting Management:

Chair all meetings of the Board in executive session, as well as Board meetings at which the Chairman is not present. Encourage meeting participation, information sharing, and candid discussion with the goal of prudent decision-making and efficient and effective meetings.

Relationship Management:

Provide independent advice and counsel to the Chairman and CEO with particular emphasis on Board relations and matters of strategic importance; provide a communication conduit between the Board and the Chairman and CEO, as needed or requested.

Corporate Governance:

Facilitate, with the assistance of the Corporate Secretary, the annual board evaluation on key Board and committee-related matters.

Board Culture and Conduct:

Promote the continuation of a collegial and mutually respectful Board culture. Intervene, when necessary, in instances involving conflict of interest, confidentially, director performance, and other Board policies.

contribution to the Board, including the benefits of valuable experience and familiarity, which is in the best interest of shareholders.

DIRECTORS’ STOCK OWNERSHIP AND RETENTION POLICY

The Board is of the continuing belief that its members should own a significant number of shares of Unitil common stock to properly align their interests with those of our shareholders. All Directors must own shares of Unitil common stock in the equivalent value of three times the current annual cash retainer for Board service. Shares of restricted stock and restricted stock units (“RSUs”) are counted towards this total. The ownership requirement is calculated annually on January 1, and as of January 1, 2019, the ownership requirement was $195,000 in value. All current Board members who have been previously elected by shareholders meet the stock ownership requirement. Any new Director who joins the Board has four years from the date of first election to the Board by shareholders to accumulate the required number of shares of common stock, which currently applies to Ms. Foster and Ms. Vogel, both of whom are standing for election at the Annual Meeting. Mr. Collin, also a nominee this year, has already met the ownership requirement. Additionally, all members of the Board are required to hold all forms of equity received until retirement or other separation from the Company. For Board members, this includes all forms of equity received as part of the annual retainer for Board service. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant.

RESIGNATION POLICY

A Director is required to tender his or her resignation if he or she should receive a “withhold” vote greater than 50% of the shares voted at the annual meeting of shareholders in an uncontested election. If an incumbent Director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to recommend the acceptance of the Director’s resignation and will submit such recommendation for prompt consideration by the Board. The Director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Further, the Board shall nominate for election or re-election to the Board only candidates who agree to tender, promptly following the annual meeting at which they face election or re-election as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board will fill board seat vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this policy. All candidates proposed for election or re-election at the Annual Meeting have agreed in writing to abide by this policy.

EXECUTIVE COMPENSATION RECOVERY POLICY

Effective as of July 25, 2018, in the event we are required to prepare an accounting restatement of our financial statements due to the material noncompliance with any financial reporting requirement under the securities laws, we shall be entitled to recover any excess performance-based compensation received by any current or former covered executive during the three-year period immediately preceding the date on which we are required to prepare an accounting restatement. To the extent allowed by applicable law and the listing standards of the New York Stock Exchange, we may seek to recover any such excess performance-based compensation at the direction of the Compensation Committee after consideration of the costs and benefits of doing so, and as approved by Board.

“Performance-based compensation” includes all annual incentives and long-term incentives (whether in cash, in equity, or otherwise) with performance features based on Unitil’s or a group’s performance, the award or size of the award of which was contingent upon such performance.

The policy does not apply to restatements that the Board determines are required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or caused by our decision to change one or more accounting practices as permitted by applicable law.

EXECUTIVE STOCK OWNERSHIP POLICY

Effective as of July 25, 2018, all Named Executive Officers are required to own shares of our common stock in the equivalent value of a multiple of base salary. All shares of our common stock that are owned directly or beneficially, shares of restricted stock that are awarded, whether vested or unvested, as well any shares of Unitil common stock held in the Tax Deferred Savings and

Investment Plan will be counted towards the required total.

Current Named Executive Officers will have until January 1,

2022 to obtain the required shares of stock. Any newly

Chairman, CEO and President	4X
Chief Financial Officer	3X
All Other Named Executive Officers	2X

appointed Named Executive Officer will have four years from the date of appointment to obtain the required shares of stock. The required equivalent value will be recalculated annually on January 1. Any executive officer who may regress into a shortfall position as a result of the January 1 recalculation after expiration of the initial phase-in period will have until December 31 of that calendar year to meet the new required equivalent value.

EXECUTIVE STOCK RETENTION POLICY

The Board is of the continuing belief that our executive officers should own a significant number of shares of our common stock to properly align their interests with those of the shareholders. All Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant.

ANTI HEDGING AND/OR PLEDGING OF COMPANY STOCK POLICY

All members of our Board and our executive officers are prohibited from engaging in short sales or engaging in any hedging transaction with respect to our common stock, as well as engaging in any transactions that result in pledging, or using as collateral, shares of our common stock in order to secure personal loans or other obligations, including any shares that may be a margin account.

MEETING ATTENDANCE

Directors are expected to make a determined effort to attend all meetings of the Board and applicable committees upon which they serve. In 2018, the Board held five meetings, and the committees held a total of 17 meetings, collectively. Overall, Directors attended 98% of the meetings held in 2018. No Director attended less than 75% of the aggregate number of meetings of the Board and applicable committees. Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2018, eleven Directors attended the annual meeting of shareholders.

EXECUTIVE SESSIONS

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, either prior to the start or following the adjournment of each Board and committee meeting. During 2018, the Board met in executive session on four occasions. Mr. Elfner, who served as Lead Director until July 2018, presided at two meetings, and Mr. Green, the current Lead Director, presided at two meetings.

COMMUNICATION WITH THE BOARD

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, the non-management or independent Directors as a group, or an individual member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Corporate Secretary will screen all correspondence for security purposes, and will also determine whether the communication relates to business matters that are relevant to us. If the correspondence meets these standards, it will be promptly forwarded to the appropriate Director(s).

NOMINATIONS

The Nominating and Governance Committee is responsible for recommending to the Board the slate of Director nominees for election by our shareholders. The Board reviews and, as appropriate, approves all Director nominees to be presented to our shareholders for election. As provided in Article III of our Bylaws, any vacancy occurring in the Board, whether due to the death, resignation or other inability to serve of any

Director previously elected may be filled by the affirmative vote of a majority of the remaining Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

General Nomination Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Qualifications and Skills of Directors below. Director candidates will be selected based on input from Directors, executive officers, and if the Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest will be identified and disqualified, as appropriate. In addition, the Committee will consider criteria including independence, proven leadership capabilities, business experience, areas of expertise, factors relating to the composition of the Board, such as size, structure, and diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Committee also takes into consideration their prior Board contributions, performance, and meeting attendance records.

The Committee makes a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of his or her willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as Unitil’s specific needs at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Committee determines which nominee(s) to recommend to the Board for approval to submit for election at the next annual meeting of shareholders, or to fill vacancies on the Board that occur between shareholder meetings. The Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. The Board may elect, at its discretion, to participate in an additional round(s) of interviews with one or all candidate(s) recommended by the Committee.

Director Candidate Selection in 2018

As part of the Board’s defined succession planning process, the Nominating and Governance Committee began a comprehensive search for new Board members in mid-2018 with the primary directives of identifying qualified candidates with gender diversity, a connection to our local communities and service areas, proven senior leadership experience, and financial and/or accounting expertise. The Committee identified a reasonably large group of potential candidates with some or all of the desired characteristics using recommendations from the Board and also from senior management. The Committee reviewed the larger list for conflicts of interest and independence concerns, as well as the general interest of the potential candidate(s) in a seat on the Board, and based on the results of that exercise, narrowed the list to five candidates.

The Committee next engaged Preng & Associates (“Preng”) for initial contact with each of the five candidates and to conduct preliminary interviews and background checks. Preng presented the candidate assessment reports in early October, and based on Preng’s recommendations, interviews were scheduled with each of the five candidates. The members of the Committee, Mr. Meissner and Mr. Green participated in the interviews in mid-October, and based on the outcome of that exercise, narrowed the list to two final candidates. The Committee agreed that since both candidates were very strong and both possessed three of the four skills and attributes defined as primary directives, both candidates would be recommended for election to the Board in January 2019.

The Committee also recommended to the Board that Mr. Collin be offered a Board seat following his announcement in January 2019 to retire as Unitil’s senior vice president, chief financial officer and treasurer. The Board agreed that Mr. Collin’s expertise in many critical strategic areas, as well as his extensive utility industry experience and 30 years of institutional knowledge would benefit the Board significantly.

In January 2019, the Board approved the Committee’s recommendations and elected Mr. Collin, Ms. Foster and Ms. Vogel to the Board to stand for election by our shareholders at the Annual Meeting. Expanded biographical information for Mr. Collin, Ms. Foster, and Ms. Vogel is included in the sections entitled Proposals 1 and 2: Election of Directors.

The Board believes the Committee’s dedicated actions and well-planned process produced an outstanding result with the identification and recommendation of three highly qualified candidates, all with varied and extensive experience in a number of important areas that will enhance and preserve the Board’s existing strong skill set. The Board is dedicated to the importance of diversity in all respects for Unitil’s long-term success.

Shareholder Nominations

Shareholders who wish to recommend a nominee for consideration by the Committee may do so by sending the following information to the Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance – Governance Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and proof of ownership of the number of shares currently held.

Additionally, nominations of persons for election to the Board may be made by any of our shareholders by submitting a nomination in compliance with all procedures set forth in Article IV – Nomination of Directors of our Bylaws.

No candidates for Director nominees were submitted to the Committee by any shareholder in connection with the Annual Meeting.

QUALIFICATIONS & SKILLS OF DIRECTORS

The Board believes there are general qualifications that all Directors must exhibit, and other qualifications, attributes, skills and experience that should be represented on the Board as a whole, but not necessarily by each Director.

Qualifications Required of All Directors

The Board requires that each Director be a person of high integrity and superior ethical character with a proven record of leadership and accomplishment in his or her chosen field. Each Director must demonstrate innovative and independent thinking, understand complex principles of business, finance, and utility regulation, and demonstrate familiarity with and respect for corporate governance requirements and practices. Directors must also comply unequivocally with the Code of Ethics, and be free of conflicts or potential conflicts of interest, and a sufficient number of Directors must meet the requirements of independence as set forth by the NYSE, as appropriate. Directors must be willing and able to dedicate the proper amount of time and effort to service on the Board as necessary to fulfill his or her responsibilities as a Director, and must not serve on more than two public company boards if currently holding a position of chief executive officer or an equivalent position, or on more than three public company boards if retired.

Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Board has identified particular qualifications, skills, experience and background that it believes are desirable to be represented on the Board. The Nominating and Governance Committee is charged with the responsibility of tracking the Directors’ professional experience and skill sets with a board inventory matrix (the “Skills Matrix”). The Skills Matrix lists 17 categories of skills and attributes considered by the Board and the Committee to be advantageous to the regulated utility business, as well as for a company of our size and complexity. The Committee uses this information to assess overall Board composition and to identify existing and potential gaps. This information is also used for recruiting and evaluation purposes when there is a vacancy, or an expected vacancy, on the Board. The Skills Matrix has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add an element of quality to our corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of our shareholders and all of our stakeholders.

The Skills Matrix Summary outlines certain essential key qualifications and experience that the Board believes should be represented on the Board for optimal oversight of our business and the effective exercise of its fiduciary duty to shareholders. Directors standing for reelection are also evaluated by the Committee for recommendation to the Board using a set procedure based on the expectations of Board members, which is provided to all members of the Board and reviewed annually. The evaluation includes contribution to the Board and committees served upon; unique skills, expertise and attributes; attendance and preparedness; and willingness to continue serving. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the diversity of backgrounds, perspectives, experience and skills among its members. Tenure on the Board is considered to be a uniquely valuable qualification in the highly regulated utility industry. The Nominating and Governance Committee last reviewed and updated the Skills Matrix in January 2019.

BOARD DIVERSITY

Although the Board does not have a formal diversity policy, it believes that diversity, including gender diversity, is essential for a well-functioning board, the creation of shareholder value, and ultimately, the sustainability of Unitil over the long term. The Board seeks to maintain optimum Board heterogeneity through an appropriate balance of diversity of backgrounds, perspectives, tenure, professional experience and skills among its members. The Board believes that a variety of points of view and experiences contributes to a more effective decision-making process, and considers diversity of gender, age, competencies, and professional experience in the evaluation of all candidates for Board membership. The Board also considers how the experience and skill set of each Director nominee complements those of existing Directors and fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). As a result, the Committee has adopted procedures for such review and approval and included such procedures in our Corporate Governance Guidelines. Unitil had no Related Person Transactions in 2018, and there are no Related Person Transactions currently proposed for 2019. A “Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) of SEC Regulation S-K involving the Company and any Related Person. A “Related Person” is defined in Item 404(a) of SEC Regulation S-K.

Transactions between Unitil or one or more of its subsidiaries and one or more Related Persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics generally requires all employees, officers and Directors to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to us than could be obtained from an unrelated person.

RELATED PERSON TRANSACTIONS

Review & Approval Procedure

Requirements

∎  all Related Person Transactions and all material terms of the transactions shall be communicated to the Audit Committee for evaluation, including, but not limited to the approximate dollar value of the amount involved in the transaction, and all material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction

∎  each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, must be reviewed and approved or ratified by the Audit Committee

RELATED PERSON TRANSACTIONS

Basis for Audit Committee

Evaluation of Transactions

∎  information provided by members of the Board during the required annual affirmation of independence, at which the members of the Audit Committee will be present

∎  applicable responses on Directors’ and Officers’ Questionnaires submitted by Directors and officers and provided to the Audit Committee by the Corporate Secretary or Internal Auditor

∎  background information on nominees for Director provided by the Nominating and Governance Committee

∎  any other applicable information provided by any Director or officer of the Company

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise our professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors. The procedures followed by the Committee to evaluate transactions with Related Persons are also available in the Corporate Governance portion of the Investor Relations section of our website at unitil.com/investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The subsection entitled Section 16(a) Beneficial Ownership Reporting Compliance within the Share Ownership section of this proxy statement is incorporated herein by reference.

SUSTAINABILITY

Sustainability is a way of business and of life at Unitil, and requires engagement at all levels in order to ensure long-term value creation benefiting our customers, employees, investors and all stakeholders. Simply put, sustainability refers to our ability to achieve our mission and create value over the long term. Sustainability is also a way of defining and executing our business strategies in alignment with the economic, environmental and social expectations of our customers and communities to create long-term value for our shareholders and other stakeholders. We believe that financial success, environmental stewardship, and social responsibility are all hallmarks of a healthy, thriving business.

Our Approach to Sustainability

Our approach to corporate sustainability reflects a broad set of objectives including superior customer service, affordable rates, service to our communities, environmental stewardship, a steadfast commitment to safety, and the growth and well-being of our employees. Our leadership integrates our beliefs in Respect, Integrity, Stewardship and Excellence (RISE) into our strategic planning. Our values state clearly that sustainability is a key, central concept, meaning that all environmental, social and governance initiatives are firmly rooted in our culture. This top-to-bottom emphasis on the very nature of sustainability assures long term benefits and value creation for employees, our customers, and reflects our commitment to our corporate responsibilities to both our investors and society at large.

The Board’s Sustainability Goals

Long-term value creation is the foundation of the Board’s goals for the sustainability of Unitil. Embedding sustainability into our business strategies and using it as a lens to guide our direction is essential to achieving our long-term operational and financial goals within a changing environmental and social landscape. The Board is committed to continued focus on our mission, vision, values and goals, and to managing the critical success factors outlined in our strategic plan. The Board believes this focus will ensure ongoing profitability and long-lasting growth for the benefit of our customers, employees, investors, and all stakeholders.

Inaugural Corporate Sustainability and Responsibility Report

On March 27, 2019, we issued our Inaugural Corporate Sustainability and Responsibility Report in which we share our vision for sustainability as well as the values that are ingrained in all of our business practices. The Inaugural Corporate Sustainability and Responsibility Report can be viewed in its entirety on our website unitil.com/company/sustainability.

COMMITTEES OF THE BOARD

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. The tables below provide a summary of each committee with respect to membership and primary responsibilities.

Audit Committee

Committee Members	Robert V. Antonucci	Edward F. Godfrey	Michael B. Green ◆	Justine Vogel (1)	David A. Whiteley
Independent	∎	∎	∎	∎	∎
Financial Expert	∎	∎	∎	∎
Meetings in 2018	4	4	4	0	4
Latest Charter Review	October 23, 2018
Primary Charter Directives	To provide independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting

Committee Chair ◆

 NOTES:

(1)	Ms. Vogel joined the Audit Committee in January 2019.

The Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Each member of the Committee is financially literate, knowledgeable and qualified to review financial statements. The Committee operates under a written charter, which it reviews annually, and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Report, which appears in the section entitled Audit Matters, more fully describes the activities and responsibilities of the Committee.

Compensation Committee

Committee Members	Robert V. Antonucci	David P. Brownell	Lisa Crutchfield ◆	Suzanne Foster (1)	Eben S. Moulton
Independent	∎	∎	∎	∎	∎
Meetings in 2018	5	5	5	0	5
Latest Charter Review	October 24, 2018
Primary Charter Directives	To establish objectives and interpret the terms of the Company’s compensation policies for base salary, incentive compensation, equity compensation, and benefits programs
Annual Review of CEO performance (jointly with the Executive Committee)
Approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Named Executive Officers
Administration of merit and incentive compensation plans for all appropriate personnel
Review and approval of annual performance measures and approval of annual incentive compensation plan awards

Committee Chair ◆

 NOTES:

(1)	Ms. Foster joined the Compensation Committee in January 2019.

The Compensation Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The specific activities and responsibilities of the Committee are described in greater detail in the section entitled Compensation Committee Operations.

Executive Committee

Committee Members	Albert H. Elfner, III	Edward F. Godfrey	Michael B. Green ◆	Thomas P. Meissner, Jr. (1)	Eben S. Moulton	M. Brian O’Shaughnessy
Independent	∎	∎	∎		∎	∎
Meetings in 2018	4	4	4	2	4	4
Latest Charter Review	October 23, 2018
Primary Charter Directives	To act on behalf of the Board when necessary between scheduled Board meetings
Annual Review of CEO performance (jointly with the Compensation Committee)

Committee Chair ◆

 NOTES:

(1)	Mr. Meissner joined the Executive Committee in July 2018.

The Executive Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. In connection with the annual review and approval of the Charter in October 2018, the membership requirements of the Committee were modified to include the Chairman of the Board, the lead director, and the chairs of the Audit, Compensation, and Nominating and

Governance Committees of the Board, as well as any additional Board members appointed at the discretion of the Board. The lead director will serve as the chair of the Committee. Effective as of October 24, 2018, the Executive Committee members are Lisa Crutchfield, Edward F. Godfrey, Michael B. Green, Thomas P. Meissner, Jr., and David A. Whiteley. Ms. Crutchfield, Mr. Godfrey, Mr. Green, and Mr. Whiteley are independent. The Committee with new membership did not meet in 2018.

Nominating & Governance Committee

Committee Members	David P. Brownell	Lisa Crutchfield	Albert H. Elfner, III	M. Brian O’Shaughnessy	David A. Whiteley ◆
Independent	∎	∎	∎	∎	∎
Meetings in 2018	4	4	4	4	4
Latest Charter Review	October 24, 2018
Primary Charter Directives	The review and oversight of corporate governance standards
To coordinate searches for potential nominees for Board members, review and evaluate qualifications of potential Board members, and recommend to the Board nominees for vacancies occurring from time to time on the Board
To recommend committee membership for Board approval
To review Board member performance prior to recommendation for nomination to stand for election to an additional term
The annual review and evaluation of Directors’ compensation and recommendation of any changes to the Board

Committee Chair ◆

The Nominating and Governance Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities.

All Committees

The existence and activities of all committees of the Board do not alter the traditional roles and responsibilities of Unitil’s management. All committees may delegate authority to individuals or subcommittees when they deem appropriate, subject to applicable laws, rules or regulations. However, in delegating authority, a committee shall not be absolved from the responsibilities designated under the terms of its respective charter. All committees shall undertake any other action or exercise such other powers, authority, duties and responsibilities as necessary or appropriate to the discharge of the duties and responsibilities set forth in their respective charters or our Bylaws, or otherwise required by the listing standards of the NYSE or other applicable laws, rules or regulations, or as shall otherwise be determined by or assigned by the Board.

The charters for each of the standing committees are available in the Corporate Governance section of the Investor Relations section of our website at unitil.com/investors, or in print to any shareholder or other interested party, free of charge upon request to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The following report is submitted by the Audit Committee with respect to Unitil’s audited financial statements for the fiscal year ended December 31, 2018.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence and has discussed with Deloitte the firm’s independence with respect to Unitil.

During 2018, the Audit Committee members received Unitil’s quarterly financial information for review and comment prior to the filing of each of Unitil’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Committee also reviewed and discussed Unitil’s significant accounting policies and the audited financial statements for the fiscal year ended December 31, 2018, with management and Deloitte. Based on the review and discussions with management and Deloitte, the Committee recommended to the Board that the audited financial statements be included in Unitil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey, Michael B. Green (chair), Justine Vogel and David A. Whiteley

PRINCIPAL ACCOUNTANT FEES & SERVICES

The following table presents fees for professional services rendered by Deloitte, Unitil’s independent registered public accounting firm, for the fiscal years ended December 31, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$793,000	$887,500
Audit-Related Fees	$0	$80,000
Tax Fees	$0	$0
All Other Fees	$0	$0
Total Fees	$793,000	$967,500

Audit Fees

In 2018 and 2017, this category includes fees incurred for professional services rendered by Deloitte for reviewing the quarterly financial statements included in our Quarterly Reports on Form 10-Q, auditing our annual financial statements included in our Annual Report on Form 10-K, and auditing our internal control over financial reporting. In addition, in 2017, this category also includes fees incurred of approximately $170,000 for professional services rendered by Deloitte related to our implementation of a new customer information system in the third quarter of 2017.

Audit-Related Fees

In 2018, Deloitte did not perform any audit-related services. In 2017, this category includes fees incurred of approximately $80,000 for professional services rendered by Deloitte in connection with registration statements we filed with the Securities and Exchange Commission.

Tax Fees

In 2018 and 2017, Deloitte did not perform any tax services.

All Other Fees

In 2018 and 2017, Deloitte did not perform any services that are not included in the above categories.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit our consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Committee. The Committee pre-approved all audit, audit-related, tax and all other services provided by Deloitte during fiscal 2018 and 2017.

COMPENSATION

COMPENSATION COMMITTEE OPERATIONS

The Compensation Committee is appointed annually by the Board and is responsible for oversight of the executive compensation program. The Committee has overall authority to establish goals and objectives and to interpret the terms of our compensation policies, including base salary, incentive compensation, equity compensation, and benefits programs. The Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”). See the section entitled Compensation - Compensation of Named Executive Officers - Compensation of Directors for information on the Nominating and Governance Committee’s work regarding Directors’ compensation.

The Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice, subject to applicable laws, rules or regulations. However, such delegation does not absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Committee has the authority to invite executive officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information or recommendations. In 2018, at the Committee’s request, the CEO and the CFO served the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation.

The Committee also has the authority to retain or obtain the advice of outside counsel, compensation consultants or other advisors to advise the Committee as deems necessary. The Committee is directly responsible for the appointment, retention terms (including compensation), and oversight of the work of any adviser it retains. Prior to retaining or obtaining advice from an adviser, the Committee will consider factors relevant to the adviser’s independence from management to the extent required by the NYSE listing standards.

Since 2009, the Committee has periodically engaged a compensation consultant, Willis Towers Watson (“Willis Towers”), to provide compensation study data, including data from selected peer companies and compensation marketplace survey analysis, as well as to provide various recommendations based on study findings and industry trends for the Committee’s consideration. Willis Towers is engaged by and reports directly to the Compensation Committee. Willis Towers receives compensation only for services related to executive compensation, employee benefits and general compensation issues, and neither it nor any affiliated company provides any other services to Unitil.

In 2016 and 2017, in order to prudently manage outside consulting expenses, the Committee decided to forego special consulting work related to executive compensation, and to instead utilize the existing compensation programs which were previously found to be reasonable and competitive in design and operation.

In January 2018, the Compensation Committee engaged Willis Towers on a limited basis to provide compensation-related information in connection with the development of the compensation package for the incoming CEO. The Committee requested Willis Towers to provide an assessment of current levels of competitive compensation focused on base salary, total cash compensation (base salary plus annual incentives, and total direct compensation (base salary plus annual and long-term incentives) to assist the Committee with its recommendation to the Board of the compensation package for Mr. Meissner upon assuming the position of CEO on April 25, 2018. See the section entitled Compensation - Compensation Discussion and Analysis for additional information on the Towers Watson study and the Committee’s work regarding setting the compensation for the new CEO in 2018.

In 2018, we incurred total expenses of $28,427 for services rendered by Willis Towers. The services were approved by the Compensation Committee as part of the Willis Towers 2018 engagement.

In addition, we requested and received information from Willis Towers to assist the Committee in determining whether its work raised any conflict of interest. Based on the responses provided by Willis Towers in its completed Conflict of Interest Questionnaire, there were no conflicts of interest in 2018.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

The current members of the Compensation Committee are not current or former officers or employees of Unitil. No member of the Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, none of our executive officers serve on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

RISK AND BROAD-BASED COMPENSATION PROGRAMS

After review and evaluation of our compensation policies and practices, including the annual incentive award performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from our compensation policies and practices are not likely to have a material adverse effect on us because (a) our compensation program is designed with performance metrics sufficiently difficult to motivate management to strive for strong performance without encouraging imprudent or excessive risk-taking by executive officers or other employees, (b) we do not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and executive officers to consider and balance all aspects of our Strategic Plan, both short- and long-term, and (f) the variable and non-variable pay mix is proportionally weighted for executive officers and all employees.

COMPENSATION DISCUSSION AND ANALYSIS

2018 FINANCIAL HIGHLIGHTS

In 2018, we continued to show strong operating and financial results, which have translated into greater returns for our shareholders. Selected highlights of 2018 are outlined below.

Unitil again made strong progress in 2018, with record earnings continuing a string of improving performance and growth.

Net income grew to $33.0 million in 2018, an increase of 13.8% compared to 2017. Earnings per share grew to $2.23 per share, an increase of 8.25% compared to 2017, and average return on equity climbed to 9.6%.

Our positive financial results are largely driven by continued electric and natural gas customer and sales growth, favorable impacts of weather, a successful regulatory agenda, and the region’s strong economy.

In 2018, we realized record financial results and met strategic and operational goals.

Comparative Five-Year Cumulative Total Returns (1) (1) Unitil data provided by the Edison Electric Institute. S&P 500 and S&P 500 Utility Index data provided by Standard & Poor’s.

The chart above shows how a $100 investment in the Company’s Common Stock on December 31, 2013 would have grown to $198 on December 31, 2018, with dividends reinvested quarterly. The chart also compares the total shareholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s peer group, defined as the S&P Utility Index, over the same period, with dividends reinvested quarterly.

In addition to strong financial results, our continued focus on superior customer service and operational performance will ensure the safe and reliable delivery of natural gas and electricity. Our service areas continue to benefit from robust growth with over $6.8 billion of new construction planned or underway in the next decade, which will generate significant growth opportunities in the years ahead.

For the five-year period ended December 31, 2018, our total shareholder return was 98%, a return that outperformed our S&P Utilities Index peer group at 67% over the same period. In the past five years, we have outpaced both the broader market and our utility peers.

Our annualized common stock dividend of $1.46 per share in 2018 provided a dividend yield of approximately 2.9%, based on the closing stock price of $50.64 per share on December 31, 2018. We have paid an annual common stock dividend every year since trading on the open market began in 1984. In addition, on January 30, 2019, the Board of Directors voted to increase the annualized dividend to $1.48 per share.

2018 COMPENSATION HIGHLIGHTS

In 2018, in response to investor feedback and in keeping with transparency and good compensation and governance and practices, the Compensation and Nominating and Governance Committees recommended, and the Board adopted, four new governance and compensation-related policies.

EXECUTIVE COMPENSATION RECOVERY POLICY

In the event we are required to prepare an accounting restatement of its financial statements due to the material noncompliance with any financial reporting requirement under the securities laws, we shall be entitled to recover any excess
performance-based compensation (all annual incentives and long-term incentives, whether in cash, in equity, or otherwise, with performance features based on Unitil’s or a group’s performance) received by any current or former covered executive during the three-year period immediately preceding the date on which we are required to prepare an accounting restatement. To the extent allowed by applicable law and the listing standards of the New York Stock Exchange, we may seek to recover any such excess performance-based compensation at the direction of the Compensation Committee after consideration of the costs and benefits of doing so, and as approved by Board.

EXECUTIVE STOCK OWNERSHIP POLICY

All Named Executive Officers of the Company are required to own shares of our common stock in the equivalent value of a multiple of base salary. Current Named Executive Officers will have until January 1, 2022, to obtain the required shares	Chairman, CEO and President	4X
	Chief Financial Officer	3X
	All Other Named Executive Officers	2X
of stock. Any newly appointed Named Executive Officer will have four years from the date of appointment to obtain the required shares of stock. Additional information concerning the current share ownership of our Directors and officers can be found in the section entitled Share Ownership —Beneficial Ownership.

EXECUTIVE STOCK RETENTION POLICY

The Board is of the continuing belief that our executive officers should own a significant number of shares of our common stock to properly align their interests with those of our shareholders. All Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company.

ANTI HEDGING AND/OR PLEDGING OF COMPANY STOCK POLICY

All members of the Board and the executive officers are prohibited from engaging in short sales or engaging in any hedging transaction with respect to Unitil common stock, as well as engaging in any transactions that result in pledging, or using as collateral, shares of Unitil common stock in order to secure personal loans or other obligations, including any shares that may be a margin account.

Also in 2018, the Committee recommended and the Board approved revisions to the Change in Control Agreement (the “COC Agreement”) as well as to Mr. Meissner’s Employment Agreement. On July 25, 2018,

the Board approved the removal of the excise tax gross-up provision in all COC Agreements. The Board strives to maintain compensation policies that are contemporary, meet shareholder expectations, and that are in line with corporate governance best practices. The Board believes the removal of the excise tax gross-up provision and the amendment of the COC Agreements was the correct course of action and in the best interest of Unitil and our shareholders. Mr. Meissner’s Employment Agreement was also amended to remove the reference to his old COC Agreement.

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of our executive compensation program. The Committee, the Board and the Company recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. We believe that our executive compensation program (i) is instrumental in the achievement of its short-term and long-term strategic and business objectives, (ii) provides appropriate rewards for the fulfillment of strong operational and financial performance and (iii) provides appropriate rewards for practicing our

Executive Compensation – Guiding Principles

◾  Annual compensation (currently defined as base salary, cash incentive and equity compensation for the Company’s employees, including the Executive Officers) should generally target the national market median, which is defined as the middle, or the 50th percentile, of the compensation marketplace.

◾  The compensation methodology for determining base pay increases should be the same for all executive positions including the CEO and other Named Executive Officers.

◾  The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

core values and principles, which creates lasting value for our shareholders and other stakeholders.

The Compensation Committee utilizes a set of guiding principles in the design and implementation of the Company’s executive compensation program, which are outlined above. Additional information concerning the processes and operational procedures followed by the Committee can be found in the section entitled Compensation—Compensation Committee Operations.

Compensation Policy & Process

The principal objective of our executive compensation program is to attract, motivate, retain and reward highly qualified employees who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of our assets. It is our belief that a strong sense of teamwork and shared responsibility are vital components in the achievement of strong performance. Our incentive compensation reflects and supports this philosophy with an appropriate balance of both financial and operational goals that apply to the entire management team. See the section entitled Compensation - Compensation Discussion and Analysis – Elements of Compensation for a discussion of the specific goals set, and results achieved, for 2018. We also believe that retention of talented and dedicated key executives will help ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of our stakeholders, including shareholders, customers and employees.

Compensation Policy – What We Do and What We Don’t Do

The Compensation Committee continuously strives to make improvements to our executive compensation policies. Below is a summary of what we do and what we don’t do with respect to executive compensation, the totality of which the Committee and the Board believe aligns with the long-term interests of our shareholders as well as with today’s commonly accepted best practices in the market.

WHAT WE DO

◾  Balanced performance metrics (financial,   operations, customer satisfaction)

◾  Align performance metrics with   management and shareholder interests

◾  Prudent goal setting aligned with Strategic   Plan

◾  Majority of the CEO’s annual compensation   is variable based on performance

◾  Significant stock ownership and holding   policy

◾  Executive compensation recovery policy

◾  Double-trigger change of control provisions

WHAT WE DON’T DO

◾  Provide tax gross ups of any kind

◾  Allow hedging, pledging or short sale   transactions in Company stock

◾  Encourage unreasonable risk taking

◾  Grant equity awards discounted at values   below 100% fair market value

◾  Single-trigger change of control provisions

◾  Provide excessive executive prerequisites

◾  Allow new entrants into the SERP (closed in   2018)

The Committee defines “annual compensation” in its Guiding Principles as “base salary, cash incentive and equity compensation.”

2015 Compensation Decisions

To aid in its decision-making process, in both 2014 and 2015, the Compensation Committee engaged compensation consulting firm Willis Towers to prepare an in-depth analysis of executive compensation.

In 2014, Willis Towers provided the Committee a comprehensive compensation analysis (the “2014 Compensation Analysis”) which included chief executive officer compensation, salary survey data for comparable industry executives and middle management, and benefits.

The 2014 Compensation Analysis scope included an overall analysis of our compensation as it relates to and supports our business strategy, and detailed information on executive compensation, as well as a review of the research methodology and process, key findings with regard to base salary and incentive compensation, program assessment, and several recommendations for changes.

The Compensation Committee

2014 Compensation Analysis Nature & Scope
◾	Detailed review of compensation for executives (including Named Executive Officers) – including defining the competitive marketplace and selected peer group, and assessing the competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.
◾	Competitive assessment of non-union cash compensation for 92 positions covering 145 incumbents in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.
◾	Review of broad-based benefit program design to ensure competitiveness of total compensation.
used the information in the 2014
Compensation Analysis (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze each executive officer’s, including the CEO’s, compensation for 2015.

Willis Towers used two sources of data in the 2014 Compensation Analysis for assessment of our position in the compensation marketplace:

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions) 1. Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

[1]

The primary sources of data were the Willis Towers Watson CDB Executive Energy Services and General Industry Compensation Databases that provide market compensation data on over 1,000 U.S. organizations, as well as other published survey sources including Mercer’s Executive/IT/Finance, and Accounting and Legal Benchmark databases.

Compensation Data from Proxy Filings

Compensation data was extracted from publicly available proxy filings for a selected group of 16 publicly traded utility companies with annual revenues between $81 million and $1.6 billion (the “2014 Peer Group”)2. The Compensation Committee used this data to analyze only the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

For the proxy-based market analysis, Willis Towers prepared a benchmarking assessment using position-specific market data to compare our current compensation levels for the CEO with compensation levels for comparable positions in the 2014 Peer Group. Market data for total direct compensation elements were extracted for the 25th percentile, the median (50th percentile), and the 75th percentile.

Direct Compensation Elements Market Data

Due to the fact that Unitil’s size (based on fiscal year-end 2013 revenues and number of employees) was approximately equal to the 25th percentile of the 2014 Peer Group companies, the Compensation Committee targeted the 25th percentile within this data set.

For the published survey-based analysis, Willis Towers used benchmark matches for all positions (including the CEO) in its assessment. For all published survey-based data, market values reflected the size/scope of Unitil’s revenues and employee count through use of regression analysis (or tabular groupings where regression data were not available). Because the published survey databases cover a vast number of benchmark positions in the utility industry

◾	Base salary
◾	Target annual incentive compensation
◾	Actual total cash compensation (base salary plus most recent actual annual incentive payment)
◾	Long-term incentive expected value granted during the most recent year
◾	Actual total direct compensation (actual total cash plus the expected value of long-term incentives)

sector and general industry sector, Willis Towers advised the Compensation Committee that the median (50th percentile) of the published survey-based data set approximated the 25th percentile of the smaller proxy-based data set. The Committee determined that the median (50th percentile) of the marketplace when using information from the published survey-based data set was an appropriate target.

The Compensation Committee used the information in the 2014 Compensation Analysis as a reference point, or benchmark, upon which to base its compensation decisions for the 2015 compensation year. The Committee also considered and discussed various recommendations from Willis Towers based on study findings and industry trends.

[2]

The 2014 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., CLECO Corp., Delta Natural Gas Company, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corp., Otter Tail Corp., PNM Resources, Inc., South Jersey Industries, Inc., and UIL Holdings Corp.

2016 and 2017 Compensation Decisions

In 2015, at the request of the Compensation Committee, Willis Towers prepared an assessment of the competitiveness of the compensation of the Named Executive Officers (the “2015 Assessment”) using the 2014 Compensation Analysis as a foundation with updated information from published compensation surveys, including base salary, total cash compensation (base salary plus annual incentives), and total direct compensation (base salary plus annual incentives plus long-term incentives). The Committee assessed the competitiveness of each Named Executive Officer’s compensation in the context of market practices and Unitil’s compensation philosophy, which is to target the national market median, or 50th percentile, of the compensation marketplace in the published compensation surveys. The Committee also used information from 2015 proxy statements of our utility company peer group, at the 25th percentile target, as a secondary source to assess CEO compensation competitiveness.

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions). Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

Compensation Data from Proxy Filings

Chief executive officer compensation data was obtained from publicly available proxy filings for a selected group of 15 publicly traded utility companies3 (the “2015 Peer Group”) with annual revenues between $86 million and $1.6 billion.

The Committee used the information from the 2015 Assessment as a reference point, or benchmark, upon which to base its compensation decisions for Named Executive Officers, including the CEO, for the 2016 and 2017 compensation years. The Committee also used information from the 2015 proxy statements of our utility company peer group, at the 25th percentile target, as a secondary source to assess CEO compensation competitiveness.

2018 Compensation Decisions

In 2017, in order to prudently manage outside consulting expenses, the Committee decided to forego consulting work related to overall executive pay, and to instead utilize the information contained in the 2015 Assessment, as well as existing compensation programs and policies previously found to be reasonable and competitive in design and operation, to evaluate executive compensation for the 2018 compensation year. The Committee will consider to next engage Willis Towers for a comprehensive review of executive compensation, non-union employee compensation, benefits, and Directors’ compensation in 2019.

[3]

The 2015 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., Delta Natural Gas Company, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corporation, Otter Tail Corp., PNM Resources, Inc., South Jersey Industries, Inc., and UIL Holdings Corp.

Setting New CEO Compensation in 2018

In January 2018, the Compensation Committee engaged Willis Towers on a limited basis to provide compensation-related information to assist the Committee with its recommendation to the Board of the compensation package for Mr. Meissner upon assuming the position of CEO on April 25, 2018. The Committee requested Willis Towers to provide an assessment (the “2018 Market Assessment”) of current competitive levels of CEO compensation focused on base salary, total cash compensation (base salary plus annual incentives, and total direct compensation (base salary plus annual and long-term incentives) to confirm that our CEO job description and the associated salary range and incentive compensation targets are consistent with the current competitive market of CEO compensation.

Willis Towers used both published compensation surveys and compensation data disclosed in the most recently filed proxy statements of peer companies for the 2018 Market Assessment. Published surveys are used to provide a broader sample of appropriately sized data upon which to base compensation decisions, and proxy statement data is used to validate the published survey information and augment the data with specific like-industry companies.

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in both the utility sector and general industry sector (for “cross industry” positions). Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

Compensation Data from Proxy Filings

Compensation data was extracted from publicly available proxy filings for a selected group of 13 publicly traded utility companies with annual revenues between $400 million and $1.7 billion (the “2018 Peer Group”)4 This data was used to analyze the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

Willis Towers collected published survey data for the position of CEO from the 2017 Towers Watson CDB Executive Energy Services and General Industry Compensation Databases, and supplemented, were applicable, by other published survey sources including the 2018 Mercer Executive Compensation Survey Report and the 2017 TWDS Top Management Survey Report. The published survey data were aged to a common date of January 1, 2018 to ensure data consistency using an annualized rate of 3.0%, the projected movement in senior executive compensation base pay levels for 2018. We also provided the approved CEO job description with the assigned internal job grade of 28 to Willis Towers for review and consideration and comparison in the analysis.

The published survey databases cover a vast number of benchmark positions in the utility industry sector and general industry sector and Willis Towers advised the Committee that the median (50th percentile) of the published survey-based data set approximated the 25th percentile of the smaller proxy-based data set. The Committee determined that the median (50th percentile) of the marketplace when using information

[4]

The 2018 selected group consists of ALLETE, Inc., Avista Corporation, Black Hills Corp., Chesapeake Utilities Corp., El Paso Electric Company, MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corporation, ONE Gas, Inc., Otter Tail Corp., PNM Resources, Inc., Spire, Inc., and South Jersey Industries, Inc.

from the published survey-based data set was an appropriate target, that the 25th percentile as the target within the proxy filings data set was appropriate due to our size (based on fiscal year-end 2017 revenues and market capitalization) compared to the 2018 Peer Group companies.

Willis Tower’s 2018 Market Assessment report on competitive base salary and incentive compensation levels confirmed the following:

◾	the pay grade, salary range and incentive targets of our internal grade 28 for the CEO is fairly and equitably aligned with the market median of the published survey data; and,

◾	the pay grade, salary range and incentive targets of our internal grade 28 for the CEO is also fairly and equitably aligned with the 25th percentile of the 2018 Peer Group.

The Committee assessed the compensation for Mr. Meissner in his new role as CEO in the context of the compensation philosophy, the salary administration policy, and Willis Tower’s 2018 Market Assessment report. The Committee also considered Mr. Meissner’s experience, proven skills and education, and concluded that a starting base salary set at the 90th percentile of the grade 28 salary range midpoint, or $550,000, was fair and reasonable and in line with our policies and the competitive market. The Committee also concluded that incentive compensation targets for the grade 28 position of 65% for the cash incentive and 100% for the equity incentive were also fair, reasonable, and aligned with the competitive market. See the section entitled Compensation – Salary Administration for a detailed discussion of our salary administration policy and process.

Salary Administration

Our Salary Administration Policy has three objectives:

◾	to provide a compensation program equal to or better than the median of compensation programs provided by geographically comparable businesses;

◾	to manage base salaries in a manner that recognizes and appropriately rewards performance within prescribed budgetary limits; and

◾	to provide base salary opportunities that are competitive with external pay practices for substantially comparable work.

The Salary Administration Policy includes three important components:

Job Description
Every employee of the Company has a job description that represents his or her position within the Company. All job descriptions are written using a requisite format describing the position purpose, principal accountabilities, competencies, challenges, decision making authority, qualifications, and scope and quantitative dimensions.

Job Evaluation
We use a variety of published salary sources and survey data to assist in the review and evaluation of non-executive, non-union job descriptions in order to confirm reasonable and appropriate base compensation for each position. See also the section entitled
Compensation - Base Salary below. This practice provides for internal equity between comparable positions as well as external comparability with other companies. The end result of the job evaluation process is that each job is assigned a pay grade that translates into a salary range. Executive level positions (including the Named Executive
Officers) are reviewed and evaluated independently by Willis Towers.

Market Analysis & Salary Range

Each year we participate in numerous salary market studies to ensure that the competitiveness of base salaries is maintained. We adjust the salary ranges each year based upon the results of these surveys to ensure that we maintain our salary ranges at the median market level. Historically, the salary ranges are adjusted by approximately 2% annually based on market survey data. The midpoint of the base salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at comparable companies. The minimum in the salary range is determined by multiplying the midpoint by 80%, and the maximum is determined by multiplying the midpoint by 120%. In general, the salary range minimum is commonly the lowest amount we will pay a new employee in the job, with the aim of employees reaching the midpoint of the range within five years. The midpoint is where we strive to pay fully trained, fully competent employees. The midpoint to maximum range is where high-performing employees and long-term employees tend to be paid. Exceptions are occasionally made based on experience, skills, education, and other factors.

Base Salary

We set base salary ranges for every job grade and position based upon salary survey data provided by Willis Towers and in accordance with the Salary Administration Policy described above. In relation to each Named Executive Officer, base salary is set within the salary range based upon individual experience, skills, and education, as well as performance relative to individual annual goals. This process is used for both executive and non-executive positions.

Incentive Compensation – Cash Incentive

We set annual target cash incentive awards equal to the median of the broad-based published compensation survey group for the executive officers’ target cash incentive awards at other comparable companies based on data provided by Willis Towers. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s annual target cash incentive award. We have developed a “balanced score card” approach to setting goals for the annual incentive awards, which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and distribution cost per customer. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for these awards annually. See the section entitled Compensation - Compensation Discussion and Analysis— Elements of Compensation for a discussion of the balanced score card.

Incentive Compensation – Equity Compensation

We grant shares of restricted stock to executive participants in the Stock Plan annually. The size of the annual restricted stock award is based upon our achievement of the key performance metrics, which are selected from the Strategic Plan. Each participant’s target award is based on market data for the median of the broad-based published compensation survey group size grant at peer group and other comparable companies, as calculated using data provided by Willis Towers. The Compensation Committee also uses information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s annual restricted stock award. The shares of restricted stock vest over a period of four years, and all Named Executive Officers are required to hold all forms of equity, vested or unvested, received as compensation until retirement or other separation from Unitil. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant.

Performance-Related Incentive Compensation

In addition to individual performance, Unitil’s performance is a critical component in the determination of how each individual executive is paid relative to the market median of the broad-based published compensation survey group, as described above. Accordingly, approximately 47.9% (for Mr. Meissner) and 39.2% (average for the other Named Executive Officers) of the 2018 total compensation as reported in the Summary Compensation Table of this proxy statement was incentive compensation directly related to our performance. Mr. Schoenberger was not included in this calculation due to his retirement on May 1, 2018. See also the section entitled Compensation – Compensation of Named Executive Officers– Proportional Compensation for additional information on performance-related compensation.

CEO Pay Ratio

Summary

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. Our principal executive officer is Mr. Meissner (the “CEO”).

We believe the compensation program and salary administration policy should be consistent and internally equitable to motivate all employees to perform in ways that enhance shareholder value. We also believe that our compensation philosophy and processes yield an equitable result for all employees, which is reflected in the resulting ratio.

Methodology

To reasonably identify the median employee, we prepared a list of all active employees (excluding the CEO) as of December 31, 2018. The list included part-time employees. As of December 31, 2018, we employed 510 persons of which 345 were non-union employees and 165 were union employees covered by a collective bargaining agreement.

Next, we extracted the taxable wages number reported in Box 1 of the 2018 Form W-2 from our payroll records for each employee, excluding the CEO. We did not annualize wages and salaries for those employees that were not employed for the full year of 2018. The median employee was then identified as the employee corresponding with number 256, the closest to the median calculated for the total employee population. Once identified, we calculated the median employee’s total annual compensation in the same manner as the “Total Compensation” shown for the CEO in the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

Results

The table below shows the information used for the calculation of the ratio of the estimated annual total compensation of the median employee identified using the methodology described above to the annual total compensation of Mr. Meissner as calculated for the Summary Compensation Table.

2018 PAY RATIO TABLE
	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value (3) ($)	All Other Compensation (4) ($)	Total ($)

Thomas P. Meissner, Jr.	2018	487,721	710,155	459,677	710,845	72,748	2,441,144
Median Employee	2018	77,800	—	5,641	—	15,077	98,518

Ratio of Median Employee’s to Mr. Meissner’s Annual Total Compensation							1:25

NOTES :

(1)

The value shown represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the award of restricted stock granted under the Stock Plan on January 29, 2019 for results attained for 2018 performance. The grant date fair value is based on the closing price of Unitil common stock of $45.48 on January 29, 2019. See also the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(2)

The values shown include cash incentive awarded on January 29, 2019 for 2018 Management Incentive Plan results. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

(3)

The values shown reflect the change in pension value plus the change in the SERP value for Mr. Meissner. The median employee does not participate in the Retirement Plan. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

(4)

The value shown for Mr. Meissner for the year 2018 includes a vehicle allowance, the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the shares of restricted stock awarded in 2018, and the tax adjustment on the shares of restricted stock that vested for tax purposes in 2018 in accordance with the provisions of the Stock Plan. The value shown for the median employee includes the Company’s contribution to 401(k) and HSA accounts, as well as stand-by compensation. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

Shareholder Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we must provide the opportunity for shareholders to vote, on an advisory basis, on the compensation of executives. The Dodd-Frank Act also requires that every six years we must provide the opportunity for shareholders to vote, on an advisory basis, on the frequency (commonly known as a “say-on-frequency” proposal) that the say-on-pay advisory vote will be presented to shareholders. At the 2017 annual meeting of shareholders, our shareholders voted (on an advisory basis) to hold a say-on-pay advisory vote annually. In light of this voting result, the Board decided to hold a say-on-pay advisory vote annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

2018 Voting Result

At the 2018 annual meeting of shareholders, we presented the required non-binding advisory shareholder vote on the compensation of our Named Executive Officers (commonly known as a “say-on-pay” proposal). As we reported in the Form 8-K, filed with the SEC on May 1, 2018, 59% of shareholders approved by advisory vote the compensation of our Named Executive Officers. The Compensation Committee felt the results of the 2018 advisory vote by shareholders on the say-on-pay proposal indicated room for improvement and shortly thereafter initiated a methodical plan to make several changes to our policies and practices related to executive compensation in 2018.

Actions Taken in 2018

The Board strives to maintain superior corporate governance standards and compensation policies that are contemporary, meet shareholder expectations, and in line with corporate governance best practices. In July 2018, in response to investor feedback and in keeping with transparency and good governance practices, upon the recommendation of both the Compensation and the Nominating and Governance Committees, the Board approved the removal of the excise tax gross-up provision in all Change of Control Agreements (“COC”), and amended Mr. Meissner’s Employment Agreement to reflect his revised COC. In October 2018, the Board also adopted four new compensation and governance-related policies. Details on the new compensation and governance-related policies are outlined in the section of this proxy statement entitled Corporate Governance.

Our 2019 say-on-pay proposal is included in this proxy statement as Proposal 5: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

ELEMENTS OF COMPENSATION

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to our salary policy, which assigns each position a grade and a corresponding salary range. We set salary ranges for every position based upon comparative salary data provided by Willis Towers. The midpoint of the salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at comparable companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on our overall performance. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position (including all executive officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases are generally effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of our competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median of the broad-based published compensation survey group. Merit increases may also be adjusted by the

Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within our peer group, as recommended by Willis Towers.

The process followed to determine base salary increases for the Named Executive Officers begins with the CEO providing an annual evaluation of our performance to the Board. The Compensation Committee and the Executive Committee meet

Named Executive Officer	Cumulative 2018 Base Salary Increase
Mr. Meissner	42.96%
Mr. Collin	4.65%
Mr. Black	11.07%
Mr. Brock	7.12%
Mr. LeBlanc	4.86%
Mr. Schoenberger	-65.13%
in a joint executive session to discuss the evaluation of our performance, as well as to discuss the CEO’s performance in relation to the our performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both the CEO and Unitil as a whole. The Compensation Committee uses the feedback gained in the joint meeting along with the market competitive salary information previously described to determine an appropriate base salary increase for the CEO based on both merit and market conditions. The CEO provides a recommendation to the Compensation Committee for base salary increases for the other Named Executive Officers. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers. For 2018, each Named Executive Officer received the base salary increase percentage set forth opposite his name in the table above. Mr. Meissner’s 2018 annualized salary increased from $341,150 to $550,000 (42.96%) upon assuming the position of chairman of the board, CEO and president on April 25, 2018. Mr. Black and Mr. Brock each received mid-year salary increases because of a promotion and/or a significant increase in responsibilities. Mr. Schoenberger’s negative 2018 salary increase reflects only his salary for the period of employment prior to retirement in 2018, which was January 1 – May 1, 2018.

Incentive Compensation

Management Incentive Plan

The Unitil Corporation Management Incentive Plan (the “Management Incentive Plan”) provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The Compensation Committee selects participants in the plan and establishes their individual target awards. All executives (including the Named Executive Officers) are participants in the Management Incentive Plan. The purpose of the Management Incentive Plan, which is consistent with our principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of all of our stakeholders. The Management Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the annual incentive awards, annual quantitative performance goals are established by the Compensation Committee. These goals, which relate to key performance metrics selected from the Strategic Plan, are the same for all employees (including executive officers) to ensure that employees are focused on common bottom-line business, customer service, and operational results. These goals are discussed below in the subsection entitled Incentive Compensation Performance Metrics and Goals. Under the Management Incentive Plan, executive officers receive a cash award if the quantitative goals that are
		set by the Committee are met. Each executive officer’s
Named Executive Officer	Target Award (% of Base Salary)

Management Incentive Plan target award is established as a percentage of base salary based on the market median of the broad-based published compensation survey group for his or her position when compared to other comparable companies, calculated using data provided by Willis Towers. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s Management Incentive Plan target award. The

Mr. Meissner	65%
Mr. Collin	45%
Mr. Black	35%
Mr. Brock	35%
Mr. LeBlanc	30%
Mr. Schoenberger	65%

table above shows the Management Incentive Plan target awards for 2018 as a percentage of base salary for the Named Executive Officers.

Actual awards may be less than or greater than the target awards depending upon actual results achieved. In addition, the Committee has the authority to increase or decrease the annual incentive award under our incentive plans, including the Management Incentive Plan, and restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The

Committee has in the past exercised its discretion to both increase and decrease award payments when such calculation did not properly balance the interests of employees and shareholders. For awards for 2018 results, the Committee did not exercise any discretion to adjust the awards.

Second Amended and Restated 2003 Stock Plan

The Unitil Corporation Second Amended and Restated 2003 Stock Plan (as amended, the “Stock Plan”) was initially approved by shareholders at the 2003 annual meeting of shareholders, amended and restated on March 24, 2011, and again amended and restated, effective April 19, 2012. Participation in the Stock Plan is currently limited to Directors, executive officers and other employees and consultants selected by the Compensation Committee. Restricted Stock and Restricted Stock Units (“RSUs”) may be issued to participants in the Stock Plan.

The objectives of the Stock Plan, which tie back to the principal compensation objective are:

•	to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders through the ownership of Unitil common stock;

•	to provide participants with an incentive for excellence in individual performance;

•	to promote teamwork among participants; and

•	to encourage stock ownership in the Company for all employee participants in the Stock Plan.

The Committee feels that equity-based compensation ensures that executive officers have a continuing stake in our long-term success. Executive officers are subject to both stringent stock ownership requirements as well as a retention requirement which stipulates that all forms of equity received as compensation from Unitil be held until retirement or other separation from the Company. The Committee believes that the retention requirement provides an additional element of incentive to increase shareholder value over the long term. The details of the stock ownership and retention requirements are discussed in greater detail below.

Generally, in January or February of each year, the Committee approves annual awards of restricted stock to current executive officers and employee participants in the Stock Plan based upon the attainment of a set of specified goals as discussed above. As with the annual cash incentive awards, target awards are established for each participant that generally vary based upon the job grade level of each participant’s position in accordance with survey data provided by Willis Towers. Each executive officer’s target	Named Executive Officer Mr. Meissner Mr. Collin Mr. Black Mr. Brock Mr. LeBlanc Mr. Schoenberger	Stock Plan 2018 Target Award $622,398 $142,448 $79,364 $79,364 $32,473 $0
restricted stock award is set by the Committee based upon
recommendations from Willis Towers, with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group at the time of grant, which translates to the Stock Plan target award value being set as the job grade salary range midpoint.

Awards of restricted stock generally vest fully over a period of four years at a rate of 25% each year subject to continued employment with us. Participants holding restricted stock have the same rights as all shareholders, including the right to vote the restricted stock and to collect any cash dividends paid on the restricted stock prior to vesting. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s target award. The values of the target restricted stock awards based on 2018 performance are shown in the table to the right.

Mr. Schoenberger retired on May 1, 2018, and was not eligible to receive an award of restricted stock for 2018 performance.

The value of each possible award extends from a minimum threshold of 50% of the target restricted stock award amount to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes.

The net restricted stock award provides a market competitive award while minimizing both dilution and volatility. In addition, the Committee may exercise discretion to vary the size of the restricted stock award, but chose not to do so for the restricted stock awards for 2018 performance.

Stock Ownership and Holding Requirement for Executive Officers

The Board is of the continuing belief that executive officers of the Company should own a significant number of shares of our common stock to properly align their interests with those of our shareholders.
Effective as of July 25, 2018, all Named Executive Officers are required to own shares of Unitil common stock in the equivalent value of a multiple of base salary. All shares of Unitil common stock that are owned directly or beneficially,
	Chairman, CEO and President Chief Financial Officer All Other Named Executive Officers	4X 3X 2X

shares of restricted stock that are awarded, whether vested or unvested, as well any shares of stock held in the Unitil Stock Fund of the Tax Deferred Savings and Investment Plan will be counted towards the required total. Current Named Executive Officers will have until January 1, 2022 to obtain the required shares of stock. Any newly appointed Named Executive Officer will have four years from the date of appointment to obtain the required shares of stock. The required equivalent value will be recalculated annually on January 1. Any executive officer who may regress into a shortfall position as a result of the January 1 recalculation after expiration of the initial phase-in period will have until December 31 of that calendar year to meet the new required equivalent value. All Named Executive Officers are also required to hold all forms of equity received as compensation until retirement or other separation from the Company. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. Additional information concerning the share ownership of Named Executive Officers can be found in the section of this proxy statement entitled Share Ownership - Beneficial Ownership.

Incentive Compensation Performance Metrics and Goals

We have two compensation plans in which the Named Executive Officers participate where performance metrics and goals are integrally and directly linked to the compensation awarded—the Management Incentive Plan and the Stock Plan. The performance metrics and goals are also directly linked to the Strategic Plan.

Selecting the Performance Metrics and Setting the Goals

Performance metrics and goals are recommended by management annually as part of the strategic planning process. In the Strategic Plan, performance metrics and goals are aligned with the strategies defined for the coming year. The Strategic Plan includes suggested targets for each performance metric, which are reviewed and approved by the Board each year. The Compensation Committee then selects the key performance metrics to be applied to the Management Incentive Plan and the Stock Plan.

When selecting the key performance metrics, the Committee considers a number of factors, including the appropriate mix of financial, operations, and customer centric metrics, as well as the obligation to meet the various state public utility regulatory requirements to include a certain percentage of operations and customer-focused metrics. The Committee also reviews prior years’ goals and results to ensure stretch goals are set, and may also consider recommendations from Willis Towers when selecting the optimal combination for the coming year. The Committee believes that a prudently set and balanced mix of key performance metrics provides the opportunity, and the incentive, for all employees to contribute to our measurements of success.

The table on the following page shows the performance metrics selected and goals set by the Committee for the

2018 annual incentive awards under our incentive plans, including the Management Incentive Plan and the Stock Plan, as well as the performance results calculated for 2018.

2018 PERFORMANCE METRICS, GOALS AND RESULTS

Metric: 2018	Award Category & Goals	Result	Weight	Factor	Weighted Performance Factor

Earnings Per Share	Threshold: $1.90 Target: $2.05 to $2.15 Maximum: $2.20	$2.23	40%	1.50	60%

Gas Safety	Threshold: 97% Target: 98% Maximum: 99%	99.95%	10%	1.50	15%

Electric Reliability	Threshold: 158 minutes Target: 130 minutes Maximum: 102 minutes	117 minutes	10%	1.23	12%

Customer Satisfaction	Threshold: 80% Target: 85% Maximum: 90%	88%	10%	1.30	13%

Cost Per Customer	Electric Threshold: $480 Target: $404 Maximum: $375	$335	15%	1.50	22.5%

	Gas Threshold: $525 Target: $493 Maximum: $424	$417	15%	1.50	22.5%

TOTAL			100%		145%

2018 Key Performance Metrics and Goals: Defined

Earnings Per Share (“EPS”)

The goals for the EPS metric are set as a target band based on the approved 2018 EPS budget of $2.10 with a $0.10 band greater than or less than the approved budget to reflect a margin for weather variability. The Compensation Committee set the target as a band of $2.05 to $2.15 because our overall earnings are partially dependent upon the weather, an element outside of management’s control. The Committee also considered the 2017 EPS of $2.06 as an element of the target band, as well as the required earnings to pay the dividend. The Committee agreed that a $0.20 range from the approved budget to the threshold, and a $0.10 range from the approved budget to the maximum was a reasonable stretch goal, resulting in an approximate increase of 8.0% in all EPS goals compared to those set for 2017 performance.

Gas Safety

Gas safety is measured as the percentage of the response time to natural gas odor calls answered within a 60-minute response window, which is the Maine, Massachusetts, and New Hampshire minimum performance level for service quality. In defining the threshold, the Committee considered the minimum acceptable percentage to be not less than 97% and the maximum percentage to be at least 99% of the natural gas odor calls responded to in person be within 60 minutes.

Electric Reliability

Electric reliability is benchmarked using an industry standard index, SAIDI (System Average Interruption Duration Index). SAIDI represents the total length of time the average customer is without electric service during the year, measured in minutes. Therefore, the lower the number of minutes (without electric service), the more stringent the target. The target for reliability performance is determined in accordance with SAIDI using a blend of Massachusetts Department of Public Utilities Service Quality Index, and the New Hampshire 10-year performance history with new IEEE (Institute of Electrical and Electronics Engineers) exclusionary rules.

Customer Satisfaction

Customer satisfaction is measured using direct customer survey feedback to the question “How satisfied are you with the service, excluding price, you are receiving from Unitil?” as compared to the current national benchmark for residential customer satisfaction as compiled by Market Strategies International. The national benchmark in 2018 is 85%, which was set as the target.

Cost Per Customer

Distribution cost per customer is measured against same-year performance of the average of peer utility companies in the northeast, based on data reported in Federal Electric Regulatory Commission (“FERC”) and other state reports. Results are weighted 50% electric and 50% gas. The threshold is defined as a lower operations and maintenance (“O&M”) rate per customer than the most costly third of peer utility companies; target is defined as a lower O&M rate per customer than the peer average; maximum is defined as an O&M rate per customer within the least cost third of peer utility companies.

For the “peer utility companies” referenced in the Cost Per Customer metric, actual performance is compared to a select group of utility companies that have service territory characteristics comparable to ours. In 2018, this peer group is comprised of: Avangrid, Central Hudson Gas and Electric Corp., Emera, Inc., Eversource, Green Mountain Power, Liberty Utilities, and National Grid.

The Compensation Committee meets annually in the first fiscal quarter following certification of the fiscal year financial results by our independent registered public accounting firm to approve the payout of the annual cash incentive awards and to approve the annual grant of restricted stock awards under the Stock Plan. The Committee approved the 2019 annual cash incentive awards and the annual grant of restricted stock awards under the Stock Plan on January 29, 2019.

Incentive Compensation Formulas

Performance Factor

For purposes of the restricted stock awards under the Stock Plan, the Performance Factor was determined based upon the Weighted Performance Factor as shown below.

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of threshold—target—maximum, with “target” assigned a “factor” of 100%, “threshold” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the threshold determined by the Committee.

As provided in the Compensation Committee Charter, the Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of our compensation plans and programs. This discretion includes the authority to increase or decrease the annual cash incentive award payments under our incentive plans, including the Management
Incentive Plan and the restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2018 results, the Committee did not exercise any discretion to adjust the awards.	Weighted Performance Factor 50% to 69% 70% to 89% 90% to 109% 110% to 129% 130% to 150%	Performance Factor 50% 75% 100% 125% 150%

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)

The Retirement Plan is a traditional Defined Benefit Pension Plan covering certain employees of Unitil and our subsidiary companies that provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. The Retirement Plan is closed to new participants, effective

January 1, 2010. Employees hired after January 1, 2010 participate in an enhanced 401(k) plan instead of the Retirement Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)

The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Meissner, Mr. Collin and Mr. Black have been named by the Board to participate in the SERP. In July

2018, the Board approved the closure of the SERP to any new entrants.

See also the Pension Benefits Table in the section entitled Compensation - Compensation of Named Executive Officers for the present value of the accumulated benefit for each Named Executive Officer.

SERP Enhancement of Retirement Plan Benefits

◾   all cash compensation towards the benefits formula is counted which   provides a bypass to the compensation limits imposed by the Internal   Revenue Service (the “IRS”)

◾   compensation received from the annual cash incentive awards in the   benefits calculation is included

◾   a final three-year average of salary and annual cash incentive compensation   is used to determine the benefits from the SERP

Deferred Compensation Plan

On July 25, 2018, the Board approved the Unitil Corporation Deferred Compensation Plan (the “DC Plan”). The DC Plan is a non-qualified deferred compensation plan that will provide a vehicle for participants to accumulate tax-deferred savings to supplement retirement income. The DC Plan, which was effective January 1, 2019, will be open to senior management or other highly compensated employees as determined by the Board of Directors, and may also be used for recruitment and retention purposes for newly hired senior executives. The DC Plan design mirrors our Tax Deferred Savings and Investment Plan formula, but provides for contributions on compensation above the IRS limit, which will allow participants to defer up to 85% of base salary, and up to 85% of any cash incentive for retirement. We may also elect to make discretionary contributions on behalf of any participant in an amount determined by the Board. We anticipate that one or more Named Executive Officers or other executive officers will participate in the DC Plan in the future. There were no participants in the DC Plan in 2018.

Change of Control Agreements

We provide certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“COC Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. We maintain both two-year (originally executed in 2001 and later) and three-year (originally executed before 2001) COC Agreements. Mr. Collin, Mr. Black and Mr. Brock each have three-year COC Agreements, and Mr. Meissner and Mr. LeBlanc each have a two-year COC Agreement.

All existing COC Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: (i) a change of control must occur; and (ii) an adverse employment action must occur, meaning that we must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave Unitil as result of a change of control where there is no adverse employment action. All COC Agreements comply with the provisions of IRS Code Section 409A. See also the section entitled Compensation - Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the COC Agreements.

On July 25, 2018, the Board approved the removal of the excise tax gross-up provision in all COC Agreements. The Board strives to maintain superior corporate governance standards and compensation policies that are contemporary, meet shareholder expectations, and that are in line with corporate governance best practices. The Board believes the removal of the excise tax gross-up provision and the amendment of the COC Agreements was the correct course of action and in the best interest of Unitil and our shareholders. All employees who hold a COC Agreement, including the Named Executive Officers, executed an amended COC Agreement that eliminated the excise tax gross-up provision.

Employment Agreement – Thomas P. Meissner, Jr.

We entered into an employment agreement (the “Employment Agreement”) with Mr. Meissner on April 25, 2018, for a term of three years. On July 25, 2018, Mr. Meissner’s Employment Agreement was amended to remove all references to tax gross ups in other agreements as recommended by the Compensation Committee and approved by the Board. For a detailed description of the Employment Agreement, see the sections entitled Compensation - Compensation of Named Executive Officers – Employment Agreement of the Chief Executive Officer and Compensation - Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

Executive Perquisites

We limit the use of perquisites as a method of compensation. In 2018, Mr. Meissner received a monthly automobile allowance, and Mr. LeBlanc was provided with a Company-owned automobile for business and personal use. Also in 2018, prior to his retirement on May 1, 2018, Mr. Schoenberger received reimbursement for a club membership and was also provided with a Company-owned automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers. The perquisites provided to Mr. Meissner and Mr. Schoenberger are pursuant to their respective employment agreements, and with the exception of Mr. LeBlanc as described above, no perquisites are provided to any other Named Executive Officer.

INTERNAL REVENUE CODE SECTION 162(M)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO, CFO and certain executive officers. However, for prior to the 2018 tax year, this deduction limitation did not apply to compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations, as then in effect. In 2018, the “qualified performance-based compensation” exception under Section 162(m) of the Code was eliminated, other than with respect to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. The Committee reserves its right to authorize executive compensation that may or may not be subject to the deduction limitations of Section 162(m) of the Code when it believes that such compensation is appropriate and in the best interests of Unitil and our shareholders.

OTHER EMPLOYEE BENEFITS

Active Employee Benefits

We provide a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan (which includes company matching contributions), and other ancillary benefits plans and policies.

Retired Employee Benefits

We provide company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, we subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears above.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

Dr. Robert V. Antonucci, David P. Brownell, Lisa Crutchfield (chair), Suzanne Foster and Eben S. Moulton

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows the information specified in paragraph (c)(2) of Item 402 of Regulation S-K concerning the compensation of the current and former CEOs, the CFO and our three other most highly compensated officers for each of fiscal years 2016, 2017 and 2018.

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards $	Non-Equity Incentive Plan Comp (3) ($)	Change in Pension Value & Non-Qualified Deferred Comp Earnings (4) ($)	All Other Comp ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Thomas P. Meissner, Jr.	2018	487,721	—	710,155	—	459,677	710,845	72,746	(5)	2,441,144
Chairman of the Board, Chief	2017	341,150	—	156,129	—	227,206	533,053	252,912		1,510,450
Executive Officer & President	2016	324,880	—	152,813	—	203,212	290,012	55,163		1,026,080
Mark H. Collin	2018	357,000	—	162,713	—	232,943	209,206	64,746	(6)	1,026,608
Senior Vice President and Former	2017	341,150	—	156,129	—	227,206	624,209	71,466		1,420,160
Chief Financial Officer & Treasurer	2016	324,880	—	152,813	—	203,212	351,731	72,532		1,105,168
Todd R. Black	2018	275,333	—	90,669	—	139,732	41,024	39,103	(7)	585,861
Senior Vice President, External	2017	247,900	—	86,980	—	128,412	270,349	41,913		775,464
Affairs & Customer Relations	2016	236,090	—	85,502	—	114,858	149,364	33,712		619,526
Laurence M. Brock (8)	2018	226,886	—	90,669	—	115,144	(31,491)	31,768	(9)	464,467
Chief Accounting Officer	2017	211,805	31,313	36,097	—	94,041	161,147	21,647		556,050
& Controller	2016	—	—	—	—	—	—	—		—
Christopher J. LeBlanc (10)	2018	202,650	—	36,758	—	88,153	2,319	31,467	(11)	361,347
Vice President, Gas Operations	2017	—	—	—	—	—	—	—		—
	2016	—	—	—	—	—	—	—		—
Robert G. Schoenberger	2018	235,647	—	—	—	222,097	350,488	746,511	(12)	1,554,743
Former Chairman of the Board,	2017	675,850	—	681,923	—	650,168	996,663	429,705		3,434,309
Chief Executive Officer & President	2016	643,648	—	668,556	—	581,536	790,531	414,804		3,099,075

NOTES:

(1)	Officers also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)

Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the closing price of Unitil common stock on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2016 – 2018. Stock Plan grants were made January 30, 2017 for 2016 results at a price of $45.48, January 29, 2018 for 2017 results at a price of $43.49, and January 29, 2019 for 2018 results at a price of $49.01. See also the Grants of Plan-Based Awards Table in the section entitled Compensation - Compensation of Named Executive Officers.

(3)

The terms of the Management Incentive Plan provide a cash incentive opportunity if we meet certain pre-established performance targets (see the section entitled Compensation- Compensation Discussion and Analysis). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 30, 2017 for 2016, January 29, 2018 for 2017, and January 29, 2019 for 2018. See also the Grants of Plan-Based Awards Table in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

The amounts shown reflect the change in pension value (for all Named Executive Officers) plus the change in the SERP value (for Mr. Meissner, Mr. Collin, Mr. Black and Mr. Schoenberger.) Mr. Brock and Mr. LeBlanc do not participate in the SERP. There were no participants in our non-qualified deferred compensation plan in 2018.

(5)

All Other Compensation for Mr. Meissner for the year 2018 includes an annual vehicle allowance, Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 3,590 shares of restricted stock awarded in 2018, and the tax adjustment on the 3,590 shares of restricted stock that vested for tax purposes in 2018 in accordance with the provisions of the Stock Plan, which is valued at $50,524. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Meissner reached retirement eligibility age in 2017, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Meissner’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(6)

All Other Compensation for Mr. Collin for the year 2018 includes Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 3,590 shares of restricted stock awarded in 2018, and the tax adjustment on the 3,590 shares of restricted stock that vested for tax purposes in 2018 in accordance with the provisions of the Stock Plan, which is valued at $50,254. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Collin reached retirement eligibility age in 2014, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Collin’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(7)

All Other Compensation for Mr. Black for the year 2018 includes Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 2,000 shares of restricted stock awarded in 2018, and the tax adjustment on the 1,905 shares of restricted stock that vested in 2018 in accordance with the provisions of the Stock Plan, which is valued at $26,933.

(8)

Mr. Brock was not a Named Executive Officer in fiscal year 2016 and his compensation information for that year is excluded in accordance with Question 119.01 of the SEC’s Division of Corporation Finance’s Compliance & Disclosure Interpretations.

(9)

All Other Compensation for Mr. Brock for the year 2018 includes Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 1,550 shares of restricted stock awarded in 2018, and the tax adjustment on the 1,550 shares of restricted stock that vested for tax purposes in 2018 in accordance with the provisions of the Stock Plan, which is valued at $21,698. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Brock reached retirement eligibility age in 2008, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Brock’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(10)

Mr. LeBlanc was not a Named Executive Officer in fiscal years 2016 and 2017 and his compensation information for those years is excluded in accordance with Question 119.01 of the SEC’s Division of Corporation Finance’s Compliance & Disclosure Interpretations.

(11)

All Other Compensation for Mr. LeBlanc for the year 2018 includes the use of a Company-owned vehicle, Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 830 shares of restricted stock awarded in 2018, and the tax adjustment on the 816 shares of restricted stock that vested in 2018 in accordance with the provisions of the Stock Plan, which is valued at $14,943.

(12)

All Other Compensation for Mr. Schoenberger for the year 2018 includes use of a Company-owned vehicle, club dues, Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2018 on the 15,680 shares of restricted stock awarded in 2018 valued at $22,893, Retirement Plan and SERP payments in 2018, valued at $59,039 and $291,319, respectively, and the tax adjustment on the 15,680 shares of restricted stock that vested for tax purposes in 2018 in accordance with the provisions of the Stock Plan, which is valued at $356,574. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Schoenberger reached retirement eligibility age in 2012, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Schoenberger’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

Reported	Versus Realized Pay in 2018

Since total reported pay for each Named Executive Officer in the 2018 Summary Compensation Table is comprised of a significant amount of potential pay, pay actually realized each year is also calculated. This total may include incentive compensation paid in 2018 for the prior year, and equity compensation that was granted in prior years, but vested in 2018. Generally, realized pay does not include the change in pension value or the value of restricted stock that is unvested at the time of grant. The table below shows realized pay in 2018 for each Named Executive Officer, as well as the percentage of realized pay to reported pay. For the years 2016 to 2018, in the aggregate, excluding Mr. Schoenberger in 2018, realized pay was an average of 68.1% of reported pay.

2018 REALIZED PAY
Name	Salary ($)	Restricted Stock Vested in 2018 (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)	Percentage of 2018 Reported Pay (4) (%)
(a)	(b)	(c)		(d)	(e)	(f)	(g)
Thomas P. Meissner, Jr.	487,721	156,718		227,206	72,746	944,391	38.7%
Mark H. Collin	357,000	156,718		227,206	64,746	805,670	78.5%
Todd R. Black	275,333	83,675		128,412	39,103	526,523	89.9%
Laurence M. Brock	226,886	39,820		94,041	31,768	392,515	84.5%

Christopher J. LeBlanc	202,650	35,841		85,803	31,467	355,761	98.5%

Robert G. Schoenberger (5)	235,647	2,619,098	(5)	650,168	746,511	4,251,424	273.5%

NOTES:

(1)

The values shown in column (c) represent the total value of shares of Restricted Stock that vested in 2018, and includes (i) shares that vested on January 31, 2018 at a closing price of $44.21 pursuant to the terms of the restricted stock awards granted on January 31, 2014, (ii) shares that vested on January 26, 2018 at a closing price of $43.92 pursuant to the terms of the restricted stock awards granted on January 26, 2015, (iii) shares that vested on January 26, 2018 at a closing price of $43.92 pursuant to the terms of the restricted stock awards granted on January 26, 2016, and (iv) shares that vested on January 30, 2018 at a closing price of $43.70 pursuant to the terms of the restricted stock awards granted on January 30, 2017. This information is also included in the Options Exercised and Stock Vested Table in the section entitled Compensation – Compensation of Named Executive Officers.

(2)

The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 29, 2018 for 2017 Management Incentive Plan results. Each cash award was paid at 148% of Target. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(3)

The amounts shown for each Named Executive Officer reflect the amounts also shown in column (i) of the Summary Compensation Table. Compensation in the “All Other Compensation” category for 2018 was fully realized.

(4)	The values shown for each Named Executive Officer reflect the percentage of total reported pay as shown in the Summary Compensation Table on the preceding pages.

(5)

The amount shown for Mr. Schoenberger includes the value of shares of Restricted Stock from previous years’ grants that vested in 2018 as described in Note (1) above, plus the value of the 39,784 shares of Restricted Stock that vested upon his retirement on May 1, 2018.

Grants of Plan-Based Awards

The table below provides information with respect to the grants of plan-based awards, including Management Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2018.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold	Target	Max	Threshold	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas P. Meissner, Jr.	1/29/19	(3)	158,509	317,019	475,528	—	—	—	—	—
	1/29/19	(4)	—	—	—	4,830	9,660	14,490	—	710,155
Mark H. Collin	1/29/19	(5)	80,325	160,650	240,975	—	—	—	—	—
	1/29/19	(6)	—	—	—	1,110	2,210	3,320	—	162,713
Todd R. Black	1/29/19	(7)	48,183	96,367	144,550	—	—	—	—	—
	1/29/19	(8)	—	—	—	620	1,230	1,850	—	90,669
Laurence M. Brock	1/29/19	(9)	39,705	79,410	119,115	—	—	—	—	—
	1/29/19	(10)	—	—	—	620	1,230	1,850	—	90,669
Christopher J. LeBlanc	1/29/19	(11)	30,398	60,795	91,193	—	—	—	—	—
	1/29/19	(12)	—	—	—	250	500	750	—	36,758
Robert G. Schoenberger	1/29/19	(13)	76,585	153,171	229,756	—	—	—	—	—
	1/29/19	(14))	—	—	—	—	—	—	—	—

NOTES:

(1)

The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.

(2)

The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation – Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.

(3)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. Meissner’s actual award was 145% of Target, for a total award of $459,677. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

The estimated future payout information shown for the Stock Plan is for a grant in 2019 based on 2018 performance. Mr. Meissner’s actual stock award was 150% of Target, for a total award of 14,490 shares of restricted stock with a closing market price of $49.01 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(5)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. Collin’s actual award was 145% of Target, for a total award of $232,943. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(6)

The estimated future payout information shown for the Stock Plan is for a grant in 2019 based on 2018 performance. Mr. Collin’s actual stock award was 150% of Target, for a total award of 3,320 shares of restricted stock with a closing market price of $49.01 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(7)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. Black’s actual award was 145% of Target, for a total award of $139,732. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(8)

The estimated future payout information shown for the Stock Plan is for a grant in 2019 based on 2018 performance. Mr. Black’s actual stock award was 150% of Target, for a total award of 1,850 shares of restricted stock with a closing market price of $49.01 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(9)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. Brock’s actual award was 145% of Target, for a total award of $115,144. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(10)

The estimated future payout information shown for the Stock Plan is for a grant in 2019 based on 2018 performance. Mr. Brock’s actual stock award was 150% of Target, for a total award of 1,850 shares of restricted stock with a closing market price of $49.01 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(11)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. LeBlanc’s actual award was 145% of Target, for a total award of $88,153. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(12)

The estimated future payout information shown for the Stock Plan is for a grant in 2019 based on 2018 performance. Mr. LeBlanc’s actual stock award was 150% of Target, for a total award of 750 shares of restricted stock with a closing market price of $49.01 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(13)

The Compensation Committee selected the performance metrics and goals for the 2018 Management Incentive Plan awards on January 29, 2018, and payment was made on January 29, 2019. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2019 based on 2018 performance. Mr. Schoenberger’s actual award was 145% of Target, for a total award of $222,097, which is a prorated amount reflecting the base salary he was paid in 2018 prior to his retirement. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(14)	Under the terms of the Stock Plan, Mr. Schoenberger was not eligible to receive a Stock Plan grant in 2019 based on 2018 performance because he retired from the Company in 2018.

NON-EQUITY COMPENSATION PLAN INFORMATION

Management Incentive Plan

The Management Incentive Plan, in which all Named Executive Officers participate, was established in December 1998. On June 5, 2013, the Management Incentive Plan was amended and restated to clarify that the Compensation Committee selects participants in the plan and establishes their individual target awards. The plan provides cash incentive payments that are tied directly to achievement of our performance metrics and goals. If we achieve the performance metrics and goals selected by the Committee, then cash incentive payments are provided to participants early in the year following such achievement.

On January 29, 2018, the Compensation Committee selected annual performance metrics and goals and target annual cash incentive awards for 2018 under the Management Incentive Plan. Based on 2018 results achieved as compared to the 2018 Management Incentive Plan performance goals, 145% of the target amount was earned, and the Committee approved payments of 145% of the target amount for Management Incentive Plan participants on January 29, 2019. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation – Compensation Discussion and Analysis.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plan

The Stock Plan is an equity-based plan in which selected management employees, including all Named Executive Officers, participate. Awards under the Stock Plan vary each year based on the achievement of the prior year’s annual incentive award performance goals. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation Discussion and Analysis.

Based on 2018 results described above, awards of restricted stock were granted at 150% of the target amount. The Compensation Committee granted awards to Stock Plan participants on January 29, 2019. Grants of restricted stock generally vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting status, are eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2018, we paid four quarterly non-preferential dividends of $0.365 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

The Committee sets the target restricted stock awards with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group, as recommended by Willis Towers, at the time of the grant, which translates to the Stock Plan target award value being set as the job grade salary range midpoint. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s target award. The award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of our stock in the market by eliminating participants’ sale of vested shares that may be otherwise completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation – Compensation Discussion and Analysis. Additional information concerning the Committee’s process in determining Mr. Meissner’s 2018 compensation is included in the section entitled Compensation – Setting New CEO Compensation in 2018.

The restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted stock is subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is defined as upon eligibility for retirement, and participants are required to pay taxes on this additional taxable income. Upon the occurrence of death, disability, or a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted stock will immediately lapse. The term “change of control” is defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

After vesting, Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company as prescribed by the Executive Stock Retention Policy.

Proportional Compensation

The table below shows the comparison of salary and performance-based compensation in proportion to various other elements to illustrate the “at risk” compensation for Named Executive Officers for the year 2018.

PROPORTIONAL COMPENSATION
				AT RISK COMPENSATION
Name	2018 Salary	Summary Compensation Table (“SCT”) Total Compensation	Salary as a % of SCT Total	Performance-Based Compensation as a % of SCT Total (1)	Performance-Based Compensation as a % of Annual Compensation (2)
(a)	(b)	(c)	(d)	(e)	(f)

Thomas P. Meissner, Jr.	$487,721	$2,441,144	19.98%	47.92%	70.58%

Mark H. Collin	$357,000	$1,026,608	34.77%	38.54%	52.57%

Todd R. Black	$275,333	$585,861	47.00%	39.33%	45.56%

Laurence M. Brock	$226,886	$464,467	48.85%	44.31%	47.56%

Christopher J. LeBlanc	$202,650	$361,347	56.08%	34.57%	38.13%

Robert G. Schoenberger	$235,647	$1,554,743	15.16%	14.29%	48.52%

NOTES:

(1)	Performance-based compensation is defined as the total of the Management Incentive Plan non-equity incentive payment and the Stock Plan grant of restricted stock value on the grant date.

(2)	Annual compensation is defined as the total of salary and performance-based compensation.

Option Exercises & Stock Vested

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2018.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting (2) ($)
(a)	(b)	(c)	(d)	(e)

Thomas P. Meissner, Jr.	—	—	3,568	156,718

Mark H. Collin	—	—	3,568	156,718

Todd R. Black	—	—	1,905	83,675

Laurence M. Brock	—	—	906	39,820

Christopher J. LeBlanc	—	—	816	35,841

Robert G. Schoenberger (3)	—	—	55,489	2,619,098

NOTES:

(1)	Unitil has no option plan and no option awards outstanding.

(2)

Reflects the value of restricted stock based on a total of (i) the closing price of $44.21 for shares that vested on January 31, 2018 pursuant to the terms of the restricted stock awards granted on January 31, 2014, (ii) the closing price of $43.92 for shares that vested on January 26, 2018 pursuant to the terms of the restricted stock awards granted on January 26, 2015, (iii) the closing price of $43.92 for shares that vested on January 26, 2018 pursuant to the terms of the restricted stock awards granted on January 26, 2016, and (iv) the closing price of $43.70 for shares that vested on January 30, 2018 pursuant to the terms of the restricted stock awards granted on January 30, 2017.

(3)

Mr. Schoenberger acquired 15,705 shares pursuant to the vesting schedule and terms during the period January 26 – January 31, 2018. Pursuant to the terms of the Stock Plan, upon Mr. Schoenberger’s retirement on May 1, 2018, the 39,784 remaining shares of restricted stock vested in full, and the table reflects the value of his restricted stock at the closing price of $48.49 on May 1, 2018.

Outstanding Equity Awards at Fiscal Year End

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2018, which includes unvested stock awards granted under the Stock Plan. Unitil has no option plan and no option awards outstanding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)
Thomas P. Meissner, Jr.	1,010 (2) 2,085 (3) 2,520 (4) 3,590 (5)	51,146 105,584 127,613 181,797	— — — —	— — — —
Mark H. Collin	1,010 (2) 2,085 (3) 2,520 (4) 3,590 (5)	51,146 105,584 127,613 181,797	— — — —	— — — —
Todd R. Black	470 (2) 1,165 (3) 1,410 (4) 2,000 (5)	23,801 58,996 71,402 101,280	— — — —	— — — —
Laurence M. Brock	230 (2) 475 (3) 578 (4) 1,550 (5)	11,647 24,054 29,245 78,492	— — — —	— — — —
Christopher J. LeBlanc	230 (2) 475 (3) 578 (4) 830 (5)	11,647 24,054 29,245 42,031	— — — —	— — — —
Robert G. Schoenberger (6)	—	—	—	—

NOTES:

(1)	Based on the closing price of Unitil common stock as of December 31, 2018, which was $50.64.

(2)

Shares of restricted stock were granted on January 26, 2015 pursuant to the Stock Plan which vested 25% on January 26, 2016, 25% on January 26, 2017, and 25% on January 26, 2018. The unvested shares shown in the table (25% of the total 2015 grant) fully vested on January 26, 2019.

(3)

Shares of restricted stock were granted on January 26, 2016 pursuant to the Stock Plan which vested 25% on January 26, 2017, and 25% on January 26, 2018. The unvested shares shown in the table (50% of the total 2016 grant) vested an additional 25% on January 26, 2019, and will further vest 25% on January 26, 2020.

(4)

Shares of restricted stock were granted on January 30, 2017 pursuant to the Stock Plan which vested 25% on January 30, 2018. The unvested shares shown in the table (75% of the total 2017 grant) vested an additional 25% on January 30, 2019; and will further vest 25% on January 30, 2020, and January 30, 2021, respectively.

(5)

Shares of restricted stock were granted on January 29, 2018 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2018 grant) vested 25% on January 29, 2019; and will further vest 25% on January 29, 2020, January 29, 2021, and January 29, 2022, respectively.

(6)	All of Mr. Schoenberger’s outstanding shares of restricted stock vested in full upon his retirement on May 1, 2018.

EMPLOYMENT AGREEMENT

Mr. Meissner is currently the only employee who has an Employment Agreement, the term of which is July 25, 2018 through April 25, 2021. The Employment Agreement also provides that Mr. Meissner will participate in the Management Incentive Plan, the SERP, other employee benefit plans available to the Company’s executives, and our stock plans (which include the Stock Plan). The Employment Agreement’s termination provisions are discussed below under the section entitled Compensation – Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control.

Mr. Schoenberger’s Employment Agreement generally terminated upon his retirement on May 1, 2018. Prior to retirement, Mr. Schoenberger’s Employment Agreement provided that he would participate in the Management Incentive Plan, the SERP, other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which included the Stock Plan). Mr. Schoenberger’s Employment Agreement also provided that his Change of Control Agreement would remain in effect until retirement. Following retirement, Mr. Schoenberger remains obligated by the Noncompetition, Nondisclosure, and Public Support and Assistance provisions of his Employment Agreement.

THE RETIREMENT PLAN

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, contributions are made by Unitil generally for all participants, and no amounts were contributed or accrued specifically for the benefit of any executive officer under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. Please see the section entitled Compensation – Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan, which became effective on June 1, 2013.

The Retirement Plan provides participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. As of December 31, 2018, Mr. Meissner and Mr. Collin are the Named Executive Officers eligible for early retirement benefits under the Retirement

Plan. Mr. Brock is eligible for normal retirement. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of our subsidiary companies. The formula for determining annual benefits under the Retirement Plan’s life annuity option is shown above.

Pension Benefits

The table below provides information with respect to the actuarial present value of the accumulated benefit under the Retirement Plan and the SERP for all Named Executive Officers as of December 31, 2018.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Thomas P. Meissner, Jr.	Retirement Plan SERP	24 24	1,027,628 1,576,690	—
Mark H. Collin	Retirement Plan SERP	30 30	1,377,976 1,289,957	—
Todd R. Black	Retirement Plan SERP	21 21	771,944 273,374	—
Laurence M. Brock	Retirement Plan	24	1,113,566	—
Christopher J. LeBlanc	Retirement Plan	18	510,574	—
Robert G. Schoenberger	Retirement Plan SERP	21 21	1,339,339 6,903,376	59,039 291,319

NOTES:

(1)

The present value amounts calculated by our actuary are based on assumptions for the growth of Unitil’s 401(k) contribution (SERP only), participant’s salary, and participant’s age. The Retirement Plan present value of accumulated benefit was calculated using a discount rate of 4.23%. The SERP present value of accumulated benefit was calculated using a discount rate of 4.13%.

THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

We also maintain a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board.

As of December 31, 2018, Mr. Meissner, Mr. Collin, and Mr. Black have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant attains age 65, or early retirement eligibility, which occurs when the participant attains both age 55 and has completed 15 years of service. For a participant who elects to begin receiving early retirement benefits under the SERP prior to attaining age 60, the benefits are reduced by 0.417 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. As of December 31, 2018, of the Named Executive Officers participating in the SERP, Mr. Collin and Mr. Meissner are eligible for early retirement.

If a participant terminates employment for any reason prior to retirement, other than due to death or in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives. The annual benefit is offset by (i) the participant’s benefits payable under the Retirement Plan; (ii) other retirement income payable to the participant by Unitil or any previous employer; (iii) income that a participant receives as a primary Social Security benefit, and (iv) the balance of the 401(k) Company match.

If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service. The term “change in control” as used in the SERP is defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

On July 25, 2018, the Board approved the closing of the SERP to new participants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Meissner are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid in the event of an adverse employment action following a change of control. In addition, the Stock Plan provides that unvested restricted stock will vest immediately upon (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan), (iii) retirement or (iv) a change of control of the Company (as defined in the Stock Plan). The Management Incentive Plan also provides that unvested awards under the plan are forfeited if the participant’s employment terminates other than by reason of (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan) or (iii) retirement at or after attaining age 55.

Change of Control

We maintain Change of Control Agreements (“COC Agreements”) with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all COC Agreements prior to execution. We maintain both two-year (originally executed in 2001 and later) COC Agreements and three-year (originally executed prior to 2001) COC Agreements. All existing COC Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (i) a change of control must occur (upon which the agreement becomes effective); and (ii) an adverse employment action must occur during the term of the agreement, meaning that we must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each COC Agreement begins upon a change of control of the Company. Double trigger COC Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. On July 25, 2018, the Board approved the removal of the excise tax gross-up provision in all COC Agreements. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Estimated Present Value of Benefits

The following tables show the payments and benefits the Named Executive Officers would have received in connection with a variety of employment termination scenarios, as well as upon a change of control, assuming that employment termination or the change of control was effective as of December 31, 2018. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company. All of the payments and benefits described below would be provided Unitil or our subsidiary companies.

ESTIMATED PRESENT VALUE OF BENEFITS
Thomas P. Meissner, Jr.	Termination			Retirement	Change in Control
	By the Company (not for Death, Disability, or Cause); or Voluntary Termination for Good Reason (no Change of Control) (1) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4) ($)	With or Without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	1,315,444	—	—	—	—	1,819,371
2018 Mgt Incentive Plan Award	—	459,677	—	459,677	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	1,514,624
Additional 401(k) Match	—	—	—	—	—	16,111
Insurance Continuation (8)	57,736	—	—	—	—	57,736
Accelerated Vesting of Restricted Stock (9)	—	466,091	—	466,091	466,091	466,091
Total	1,373,180	925,768	—	925,768	466,091	3,873,933

ESTIMATED PRESENT VALUE OF BENEFITS
Mark H. Collin	Termination			Retirement	Change in Control
	By the Company (not for Death, Disability, or Cause); or Voluntary Termination for Good Reason (no Change of Control) (1) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4) ($)	With or Without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	1,508,348
2018 Mgt Incentive Plan Award	—	232,943	—	232,943	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	87,982
Additional 401(k) Match	—	—	—	—	—	23,650
Insurance Continuation (8)	—	—	—	—	—	64,198
Accelerated Vesting of Restricted Stock (9)	—	466,091	—	466,091	466,091	466,091
Total	—	699,034	—	699,034	466,091	2,150,269

Todd R. Black
Compensation:
Severance	—	—	—	—	—	1,115,861
2018 Mgt Incentive Plan Award	—	139,732	—	—	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	181,303
Additional 401(k) Match	—	—	—	—	—	23,650
Insurance Continuation (8)	—	—	—	—	—	82,934
Accelerated Vesting of Restricted Stock (9)	—	255,327	—	—	255,327	255,327
Total	—	395,059	—	—	255,327	1,659,075

ESTIMATED PRESENT VALUE OF BENEFITS
Laurence M. Brock	Termination			Retirement	Change in Control
	By the Company (not for Death, Disability, Or Cause); or Voluntary Termination for Good Reason (no Change of Control) (1) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4) ($)	With or Without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	1,008,874
2018 Mgt Incentive Plan Award	—	115,144	—	115,144	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	353,103
Additional 401(k) Match	—	—	—	—	—	23,650
Insurance Continuation (8)	—	—	—	—	—	61,663
Accelerated Vesting of Restricted Stock (9)	—	143,362	—	143,362	143,362	143,362
Total	—	258,506	—	258,506	143,362	1,590,652

Christopher J. LeBlanc
Compensation:
Severance	—	—	—	—	—	529,044
2018 Mgt Incentive Plan Award	—	88,153	—	—	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	112,456
Additional 401(k) Match	—	—	—	—	—	15,824
Insurance Continuation (8)	—	—	—	—	—	55,532
Accelerated Vesting of Restricted Stock (9)	—	106,901	—	—	106,901	106,901
Total	—	195,054	—	—	106,901	819,757

ESTIMATED PRESENT VALUE OF BENEFITS
Robert G. Schoenberger	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (no Change of Control) (1) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4) ($)	With or Without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	—
2018 Mgt Incentive Plan Award	—	222,097	—	222,097	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	—
Additional 401(k) Match	—	—	—	—	—	—
Insurance Continuation (8)	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (9)	—	—	—	—	—	—
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	—
Total	—	222,097	—	222,097	—	—

NOTES:

(1)

Unless otherwise noted, the amounts shown are the estimated present value calculated using a discount rate of 4.23% and a discount factor of 4.50%. The total for this column was calculated by adding (i) the present value of two years’ base salary and two years’ Management Incentive Plan cash award; and (ii) the present value of two years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above.

(2)

The totals for these columns include payments of the 2018 Management Incentive Plan awards based on actual 2018 performance for participants whose employment with Unitil is assumed to have terminated due to death (all Named Executive Officers), disability (all Named Executive Officers) or retirement at or after attaining age 55 (Mr. Meissner, Mr. Collin and Mr. Brock). The totals for these columns also include the value of all unvested restricted stock held pursuant to the Stock Plan, which would accelerate vesting upon the occurrence of the specific event. See footnote 9 for a discussion of how this value was calculated. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above. The form or amount of any payment or benefit under the Retirement Plan and the SERP would not be enhanced in connection with (i) the individual’s death or disability (without a change of control), or (ii) a change of control (without an adverse employment action).

(3)

In the event of death, the actuarial present value of benefits under the Retirement Plan would be decreased from the amounts shown in the Pension Benefits Table above to $777,990 for Mr. Meissner, $1,025,719 for Mr. Collin, $399,016 for Mr. Black, $593,931 for Mr. Brock, $263,341 for Mr. LeBlanc, and $1,141,137 for Mr. Schoenberger. In the event of death, the actuarial present value of the benefit under the SERP would be decreased from the amounts shown in the Pension Benefits Table above to $1,186,554 for Mr. Meissner, $957,278 for Mr. Collin, $195,984 for Mr. Black, and $2,937,787 for Mr. Schoenberger. Mr. Brock and Mr. LeBlanc do not participate in the SERP.

(4)

If the individual’s employment is terminated by us for cause or due to a voluntary termination by the individual other than for good reason or retirement (without a Change of Control), the individual would not be entitled to any severance payments or other benefits and any unvested shares of restricted stock would be forfeited.

(5)

In the event of retirement, the actuarial present value of benefits under the Retirement Plan would be increased from the amounts shown in the Pension Benefits Table above to $1,482,081 for Mr. Meissner, and $1,942,289 for Mr. Collin, and the actuarial present value of benefits under the Retirement Plan would be unchanged from the amount shown in the Pension Benefits Table above for Mr. Brock because he has reached normal retirement age. In the event of retirement, the actuarial present value of the benefit under the SERP would be increased from the amount shown in the Pension Benefits Table above to $2,259,118 for Mr. Meissner, and $1,811,663 for Mr. Collin.

(6)

Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits (with an adverse employment action) and were calculated using a discount rate of 4.23% and a discount factor of 4.50%. The totals for column (g), Change of Control (with an adverse employment action) in the tables above were calculated by adding (i) the present value of three years’ (for Mr. Collin, Mr. Black and Mr. Brock) or two years’ (for Mr. Meissner and Mr. LeBlanc) base salary and target Management Incentive Plan cash award; (ii) the present value of the benefit, in addition to the amount reflected in the Pension Benefit Table above, the individual would have received under the Retirement Plan and the SERP, based on an additional two or three years of service credit for eligibility and benefit purposes pursuant to the individual’s Change of Control Agreement; (iii) the present value of contributions that would have been made by Unitil under the 401(k) assuming two or three additional years of continued employment after the termination date pursuant to the individual’s Change of Control Agreement; (iv) the value of all unvested restricted stock held (see footnote 10 for a discussion of how this value was calculated), which would accelerate upon the occurrence of the specified event; and (v) the present value of two or three years’ medical, dental and life insurance continuation for the individual and his eligible dependents. The benefits provided under the Change of Control Agreements are payable in the form of a lump sum cash payment made from the general funds of the Company. We are not required to establish a special or separate fund or other segregation of assets to assure such payments. Each Change of Control Agreement also provides for continued participation in our group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs.

(7)

The amount shown is the estimated present value of the additional pension benefit, which includes benefits under the Retirement Plan which were calculated using a discount rate of 4.23% and a discount factor of 4.50%, and benefits under the SERP (for Mr. Meissner, Mr. Collin and Mr. Black) which were calculated using a discount rate of 4.13% and a discount factor of 4.50%.

(8)	The amounts shown are the estimated present value of insurance continuation and were calculated using a discount rate of 4.29% and a discount factor of 4.50%.

(9)

The amounts shown are equal to the total number of restricted shares that would have vested upon the occurrence of the specified event, multiplied by the closing stock price on the last business day of the year (December 31, 2018) of $50.64.

Definition of Change of Control, Cause & Good Reason

Change of Control

A “change of control” has the same definition in the Change of Control Agreements, the SERP, the DC Plan, and the Stock Plan, with the exception of Article (iv) as noted. Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

Cause

“Cause” is defined in the Change of Control Agreements as the occurrence of any of the events noted below.

CAUSE:

CHANGE OF CONTROL AGREEMENTS

(i)  the employee’s conviction for the commission of a felony; or

(ii)  the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard.

Good Reason

“Good reason” is defined in the Change of Control Agreements as noted below. None of the events listed below will constitute “good reason” unless the employee has given written notice to us, specifying the event relied upon for such termination within 90 days after the occurrence of the event and we have not remedied the event within 30 days of receipt of the notice.

CHANGE OF CONTROL:

CHANGE OF CONTROL AGREEMENTS, SERP,

DC PLAN & STOCK PLAN

(i)  any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)  any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii) there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period; or

(iv) For Change of Control Agreement, SERP, DC Plan: the shareholders of Unitil approve (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil.

(v)  For Stock Plan Only: consummation of a transaction that involves (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil.

GOOD REASON:

CHANGE OF CONTROL AGREEMENTS

(i)  a material diminution in the employee’s base compensation;

(ii)   a material diminution in the employee’s authority, duties or responsibilities;

(iii)  a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)  a material diminution in the budget over which the employee retains authority;

(v)   a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or

(vi)  any other action that constitutes a material breach by the Company of the Change of Control Agreement.

 Employment Agreement of the Chief Executive Officer

Mr. Meissner’s Employment Agreement provides that (i) it does not affect his rights or obligations under the Change of Control Agreement (“Mr. Meissner’s COC Agreement”) and (ii) as long as Mr. Meissner’s COC Agreement is not in effect, it does not affect the Employment Agreement or Mr. Meissner’s rights or obligations under the Employment Agreement.

As discussed in the section entitled Compensation – Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Meissner’s Change of Control Agreement	EMPLOYMENT AGREEMENT ESTIMATED LUMP SUM PAYMENTS
	Base Salary and Bonus	$1,281,255
	Group Medical, Dental and Insurance Coverage	$34,189
provides for severance benefits upon

termination of employment following a change in control of the Company. Mr. Meissner’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, we may terminate Mr. Meissner’s employment for any reason. If Mr. Meissner’s employment is terminated by us during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Meissner terminates his employment with good reason, then we shall pay Mr. Meissner (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Meissner in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that we would have incurred to provide group medical, dental and life insurance coverage to Mr. Meissner and his eligible dependents for two years. The estimated amounts of the lump sum payments as of December 31, 2018 are shown in the table above.

Definitions Under the Employment Agreement

“Cause” and “good reason” are defined under the Employment Agreement as noted below.

None of the events noted will constitute “good reason” unless the executive gives us notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives us 30 days prior written notice and we fail to cure the event condition within the 30 day period.

If Mr. Meissner terminates his employment for any reason other than “good reason,” or if his employment is terminated due to his death, or if we terminate Mr. Meissner’s employment as a result of disability or cause, we shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Meissner from engaging in any business that is competitive with our business, soliciting any employee to leave the employment of Unitil for employment with a competitive company, or diverting any of our business to a competitive company, in each case for a period of 12 months following termination. Mr. Meissner is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about us, our management, or about any product or service that we provide, or about our prospects for the future at any time or for any reason, except, in each case, Mr. Meissner may report possible violations of federal law or regulations and make disclosures protected under whistleblower provisions of federal law or regulations.

CAUSE: EMPLOYMENT AGREEMENT

(i)   the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness;

(ii)  the willful violation by the executive of any of his material obligations under the Employment Agreement;

(iii)  the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv) the executive’s conviction of a felony.

GOOD REASON: EMPLOYMENT AGREEMENT

(i)   a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii)  a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business;

(iii)  a material diminution in the executive’s base compensation; or

(iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

Employment Agreement of the Former Chief Executive Officer

Mr. Schoenberger’s Employment Agreement generally terminated upon his retirement on May 1, 2018. Prior to retirement, the terms of Mr. Schoenberger’s Employment Agreement essentially mirrored those described above for Mr. Meissner’s Employment Agreement, with the exception that the lump sum cash amount equal to the present value of the cost that we would have incurred to provide group medical, dental and life insurance coverage for two years would have been grossed up for tax purposes. Mr. Meissner has no gross up provisions in any agreement he has executed with the Company. Following retirement, Mr. Schoenberger remains obligated by the Noncompetition, Nondisclosure, and Public Support and Assistance provisions of his Employment Agreement. These provisions prohibit Mr. Schoenberger from engaging in any business that is competitive with our business, soliciting any employee to leave the employment of Unitil for employment with a competitive company, or diverting any of our business to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of his Employment Agreement from disclosing any confidential, negative, adverse or derogatory information about us, our management, or about any product or service that we provide, or about our prospects for the future at any time or for any reason, except, in each case, he may report possible violations of federal law or regulations and make disclosures protected under whistleblower provisions of federal law or regulations.

COMPENSATION OF DIRECTORS

The following table shows the compensation received by the members of the Board in 2018.

DIRECTORS’ COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert V. Antonucci (6)	73,000	59,953	—	—	—	441	133,394
David P. Brownell (7)	78,000	59,953	—	—	—	441	138,394
Lisa Crutchfield (8)	78,750	59,953	—	—	—	441	139,144
Albert H. Elfner, III (9)	80,000	79,954	—	—	—	588	160,542
Edward F. Godfrey (10)	75,000	59,953	—	—	—	441	135,394
Michael B. Green (11)	79,250	59,953	—	—	—	441	139,644
Thomas P. Meissner, Jr. (12)	—	—	—	—	—	—	—
Eben S. Moulton (13)	73,000	59,953	—	—	—	441	133,394
M. Brian O’Shaughnessy (14)	73,000	59,953	—	—	—	441	133,394
Robert G. Schoenberger (15)	—	—	—	—	—	—	—
Sarah P. Voll (16)	36,000	30,000	—	—	—	216	66,216
David A. Whiteley (17)	75,000	59,953	—	—	—	441	135,394

NOTES:

(1)

With the exception of Mr. Meissner, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2018. Mr. Meissner’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(2)

Stock awards are the stock-based component of the annual retainer for Board service. The amount reflected is the weighted average cash equivalent value of 593 shares of common stock (see Note 16, below) or 1,208 RSUs, as elected by each Director, with the exception of Mr. Elfner (see Note 9, below). The amount reflected for each Director is the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. RSUs are granted to the Directors who have elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board.

(3)

Members of the Board do not receive option awards and, with the exception of Mr. Meissner and Mr. Schoenberger, did not participate in any non-equity incentive compensation plans. Mr. Meissner’s and Mr. Schoenberger’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

With the exception of Mr. Meissner and Mr. Schoenberger, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan or the Deferred Compensation Plan. Mr. Meissner’s and Mr. Schoenberger’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(5)

All other compensation includes dividends paid in 2018 on common stock, or dividend equivalents paid in 2018 on RSUs, in connection with the stock-based component of the annual retainer for Board service in 2018.

(6)	Dr. Antonucci’s stock award consists of 1,208 RSUs.

(7)	Mr. Brownell’s stock award consists of 1,208 RSUs.

(8)	Ms. Crutchfield’s stock award consists of 1,208 RSUs.

(9)

Mr. Elfner’s stock award consists of 1,611 RSUs. On July 25, 2018, the Board approved an additional award of $20,000 to be provided in the form of RSUs in recognition of the leadership provided to the Board and management during the Company’s CEO leadership transition from Mr. Schoenberger to Mr. Meissner in 2018. The additional award was calculated using the same formula and parameters as the Directors’ annual grant of RSUs as described in Note 2, above.

(10)	Mr. Godfrey’s stock award consists of 1,208 RSUs.

(11)	Mr. Green’s stock award consists of 1,208 RSUs.

(12)

As chairman of the Board, CEO and president of the Company, Mr. Meissner receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Meissner’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation –Compensation of Named Executive Officers.

(13)	Mr. Moulton’s stock award consists of 1,208 RSUs.

(14)	Mr. O’Shaughnessy’s stock award consists of 1,208 RSUs.

(15)

Mr. Schoenberger retired from the Board on April 25, 2018, and as CEO and president of Unitil on May 1, 2018. Prior to retirement, Mr. Schoenberger received no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(16)	Dr. Voll retired from the Board on April 25, 2018. Dr. Voll’s prorated stock award consists of 593 shares of common stock.

(17)	Mr. Whiteley’s stock award consists of 1,208 RSUs.

Directors’ Pay Mix

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are subject to approval by the full Board upon the recommendation of the Nominating and Governance Committee.

The stock portion of the Directors’ annual retainer may be paid in shares of common stock or in RSUs at the Director’s election. The Director shall have no rights as a shareholder with respect to the RSUs or the shares underlying the RSUs, including the right to vote the RSUs or the underlying shares, or to receive dividends. However, the Director may be entitled to receive dividend equivalents, which will be converted to additional RSUs at the time of settlement.

RESTRICTED STOCK UNITS

◾  100% vested when granted

◾  settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company

◾  upon settlement, paid as (i) 70% of the shares of the Company’s common stock underlying the RSUs and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the RSUs

◾  may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered by a Director prior to settlement

In October 2017, the Nominating and Governance Committee reviewed Directors’ compensation for the 2018 compensation year using compensation information data that, at the Committee’s request, was prepared by management using Main Data Group’s Snapshot Data executive compensation benchmarking software platform. Consistent with the Committee’s guideline, the 25th percentile of our compensation peer group was targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. Based on the information provided, the Committee determined that Directors’ annual compensation was within the 25th percentile of the peer group, and that the current compensation structure previously approved by the Board and in place for the 2017 compensation year remained reasonable and sufficient to attract high-quality new Board members, and no change to Directors’ compensation was recommended for the 2018 compensation year.

In 2018, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee in quarterly installments. In addition, members of the Audit Committee, Compensation Committee, Executive Committee,

and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee also paid quarterly. In 2018, the stock-based compensation component was paid in shares of common stock or in RSUs. For members of the Board who elected to receive common stock, $60,000 for each applicable Board member was used to purchase the equivalent number of shares, rounded down to the nearest whole share, of Unitil common stock on the open market on October 1, 2018, as approved by the Board. For members of the Board who elected to receive RSUs in lieu of common stock, the number of RSUs to provide to each applicable Board member was calculated by dividing $60,000 by the closing market price of our common stock on October 1, 2018, rounded down to the nearest whole share, pursuant to the terms and conditions of the Stock Plan, and as approved by the Board.

Directors who served on the Pension Committee received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy, and no separate meeting fees are paid for regularly-scheduled Board meetings or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. Directors also receive a meeting fee of $2,000 for each special meeting attended. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

The Nominating and Governance Committee reviewed Directors’ compensation for the 2019 compensation year in October 2018 using the same benchmarking parameters as in 2017, and the Committee determined that the current compensation structure previously approved by the Board and in place for the 2018 compensation year remained reasonable and sufficient to attract high-quality new Board members, and no change to Directors’ compensation was recommended for the 2019 compensation year.

PROPOSALS 1, 2 AND 3: ELECTION OF DIRECTORS

Proposals 1, 2 and 3 are asking shareholders to elect a total of seven Directors, including one Director in Class II to serve an initial term of one year, two Directors in Class III each to serve an initial term of two years, and four Directors in Class II each to serve a term of three years.

Article III of our Bylaws and Article 7 of our Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, and that the number of Directors shall be determined by the Board. On January 30, 2019, the Board approved an increase in the number of Directors from 10 to 13. Our Bylaws further provide that the terms of the three classes of Directors shall be arranged so that the term of office of only one class expires in each year.

Voting Recommendation

The Board believes that the Director nominees standing for election possess the desired qualifications, attributes, skills and experiences to contribute to an effective and well-functioning Board, and further, that all nominees possess the necessary qualifications to effectively oversee the business and the long-term interests of shareholders. The Board recommends that shareholders vote FOR the election of the Director nominees listed in Proposals 1, 2 and 3 below.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

Mark H. Collin, Lisa Crutchfield, Suzanne Foster, Edward F. Godfrey, Eben S. Moulton, Justine Vogel and David A. Whiteley are standing for election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years. Each nominee is free of involvement in any Related Person Transaction. If elected, the nominees will hold office until as noted in each of his or her respective description below and until his or her successor is elected and qualified.

Proxies will be voted for the nominees listed above unless instructed otherwise. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors. The nominees have consented to being named in this proxy statement and to serve if elected.

PROPOSAL 1: ELECTION OF ONE DIRECTOR

Proposal 1 is asking shareholders to elect one Director in Class II for an initial term of one year. The Board recommends that shareholders vote FOR the election of the Director nominee listed below.

Mark H. Collin

Mr. Collin has been senior vice president of the Company since February 2003. Mr. Collin also served as the Company’s chief financial officer and treasurer from 2003 and 1998, respectively, until March 1, 2019, when he formally stepped down from those positions as part of the Company’s long-term succession plan, as well as in connection with his upcoming retirement from the Company on May 1, 2019. Mr. Collin joined Unitil in 1988 and served as the Company’s vice president of finance from 1995 until 2003. Prior to joining Unitil in 1988, Mr. Collin was an economist and utility analyst for the New Hampshire Public Utilities Commission. Mr. Collin also currently serves on the Board of Directors of New Hampshire PBS (“NHPBS”), and also serves on the NHPBS Executive, Finance and Investment Committees.

Director Since: January 2019 Age: 60 Board Committees: None Other Public Company Boards: None

Individual Qualifications

Extensive utility industry expertise including utility regulation, strategy, and operations; financial expertise; investor relations expertise; proven senior leadership experience

PROPOSAL 2: ELECTION OF TWO DIRECTORS

Proposal 2 is asking shareholders to elect two Directors in Class III each for an initial term of two years. The Board recommends that shareholders vote FOR the election of the Director nominees listed below.

Suzanne Foster

Ms. Foster has been the president of Stanley Healthcare, Waltham, Massachusetts, a healthcare technology operating division of Stanley Black & Decker, since April 2018. Prior to Stanley Healthcare, Ms. Foster served as a general manager of Medtronic Advanced Energy (“Medtronic”), a medical device company, from August 2011 until March 2018. Ms. Foster also has served as vice president of Global Business Operations at Salient Surgical Technologies, a medical device company later acquired by Medtronic. She was also formerly employed as an attorney at the law firms of Holland & Knight and Wiggin & Nourie, and served as vice president of Legal & Compliance for the Elliot Health System. In 2017, Ms. Foster was appointed to the University System of New Hampshire Board of Trustees by New Hampshire Governor Chris Sununu. She also currently serves on multiple boards of private medical technology companies.

Director Since: January 2019 Age: 49 Board Committee: Compensation Other Public Company Boards: None
Individual Qualifications Multinational business and industry experience; legal expertise; proven senior leadership experience

Justine Vogel

Ms. Vogel has been the president and chief executive officer of The RiverWoods Group, Exeter, New Hampshire, the parent organization of charitable not-for-profit continuing care retirement communities, since 2011. Prior to The RiverWoods Group, Ms. Vogel was the president and chief executive officer of RiverWoods Exeter from 2007 until 2011, and chief operating officer of RiverWoods Exeter from 2005 until 2007. Ms. Vogel began her professional career in auditing and technical accounting roles, working at Arthur Anderson in New Jersey and Ernst & Young and Chubb Life Insurance in New Hampshire. Ms. Vogel is a certified public accountant in the state of New Jersey and serves on the Board of Directors for City Year NH. She also currently serves on the Underwriting Committee for the Board of Caring Communities, a reciprocal risk retention group serving senior living providers.

Director Since: January 2019 Age: 50 Board Committee: Audit Other Public Company Boards: None
Individual Qualifications Accounting expertise (CPA); business and healthcare experience; proven senior leadership experience

PROPOSAL 3: ELECTION OF FOUR DIRECTORS

Proposal 3 is asking shareholders to elect four Directors in Class I each for a term of three years. The Board recommends that shareholders vote FOR the election of the Director nominees listed below.

Lisa Crutchfield

Ms. Crutchfield is the managing principal for Hudson Strategic Advisors LLC, (“Hudson”) an economic analysis and strategic advisory firm to energy companies, financial services companies, and government agencies. Prior to leading Hudson, she served as executive vice president of regulation and pricing for National Grid USA (“National Grid”), an international electric and gas company in Waltham, Massachusetts, from November 2008 to July 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until October 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as vice chair of the Pennsylvania Public Utilities Commission from 1993 until 1997. Ms. Crutchfield also serves on the boards of directors of Fulton Financial Corporation located in Lancaster, Pennsylvania and Main Street America Group located in Jacksonville, Florida.

Director Since: 2012 Age: 55 Board Committees: Compensation (chair); Executive; Nominating and Governance Other Public Company Boards: Fulton Financial Corporation

Individual Qualifications

Utility industry experience; utility regulation strategy expertise; former vice chair - Pennsylvania Public Utility Commission; utility regulation policy and market economics insight; proven leadership

Edward F. Godfrey

Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Director Since: 2002 Age: 69 Board Committees: Audit; Executive Other Public Company Boards: None
Individual Qualifications Financial expertise; financial industry experience; Audit Committee financial expert; proven senior leadership; tenure on the Board

Eben S. Moulton

Mr. Moulton has been the senior advisor to Seacoast Capital Corporation (a private investment company), of Danvers, Massachusetts, since 1995. Mr. Moulton also serves as a director of several private companies.	Director Since: 2000 Age: 72 Board Committee: Compensation Other Public Company Boards: None
Individual Qualifications Business, financial and energy industry expertise; proven leadership; tenure on the Board

David A. Whiteley

Mr. Whiteley has been the owner of Whiteley BPS Planning Ventures LLC, St. Louis, Missouri, a private consulting firm specializing in utility planning, operations, and management, since 2009. While operating his private consulting firm he also served as the executive director of the Eastern Interconnection Planning Collaborative from 2011 through 2018. Mr. Whiteley served as an executive vice president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president—Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president—Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

Director Since: 2012 Age: 62 Board Committees: Audit; Executive; Nominating and Governance (chair) Other Public Company Boards: None

Individual Qualifications

Utility industry experience; utility operations and energy delivery expertise; registered professional engineer; electric utility reliability standards public policy insight; proven leadership experience

INFORMATION ABOUT DIRECTORS WITH CONTINUING TERMS OF OFFICE

The Directors listed below were elected by shareholders in either 2017 or 2018 for terms of three years, respectively.

Robert V. Antonucci

Dr. Antonucci retired from Fitchburg State University (“FSU”) in Fitchburg, Massachusetts in June 2015, where he served as president since 2003. Post retirement, Dr. Antonucci was named president-emeritus of FSU. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci also serves as a director of the Falmouth Service Center, the chair of the board of the National Graduate School, and a director of the Falmouth Road Race, Inc.

Director Since: 2004 Age: 73 End of Current Term: 2020 Board Committees: Audit; Compensation Other Public Company Boards: None
Individual Qualifications Business and education industry expertise; community and public policy insight; Audit Committee financial expert; proven senior leadership experience; tenure on the Board

David P. Brownell

Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell also currently serves on the board of RiverWoods Exeter (a non-profit continuing care retirement community), Exeter, New Hampshire, and is a member of the University of New Hampshire (“UNH’) Athletic Advisory Council. Mr. Brownell is a former member of the board of the UNH Foundation. Mr. Brownell was also interim president of the UNH Foundation, former vice chairman of the board of the UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast (New Hampshire), former vice chairman of the board of Exeter Health Resources and a former board member of the New Hampshire Junior Achievement Advisory Council.

Director Since: 2001 Age: 75 End of Current Term: 2020 Board Committees: Compensation; Nominating and Governance Other Public Company Boards: None
Individual Qualifications Multinational business experience; investor relations and marketing expertise; proven leadership experience; tenure on the Board

Albert H. Elfner, III

Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and its chief executive officer from 1995 until 1999. Prior to 1994, Mr. Elfner held various senior management positions at Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts. Mr. Elfner also currently serves as a director and member of the executive committee of Main Street America Insurance Company (“Main Street”), Jacksonville, Florida, as well as chairman of the Main Street audit committee. Mr. Elfner is also a chartered financial analyst.

Director Since: 1999 Age: 74 End of Current Term: 2020 Board Committee: Nominating and Governance Other Public Company Boards: None
Individual Qualifications Chartered financial analyst; financial industry expertise; proven leadership; corporate governance expertise; tenure on the Board

Michael B. Green

Mr. Green served as the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, from 1992 until his retirement in January 2014. In addition, Mr. Green serves as a trustee of New Hampshire Mutual Bancorp including membership on the investment and compensation committees, Concord, New Hampshire; and as vice chairman of Merrimack County Savings Bank, Concord, New Hampshire, including membership on the investment and audit committees. Mr. Green formerly served as a director of Concord General Mutual Insurance Company, Concord, New Hampshire until March 2019, as well as a director of the Foundation for Healthy Communities, Concord, New Hampshire.

Director Since: 2001 Age: 69 End of Current Term: 2020 Lead Director Board Committees: Audit (chair); Executive (chair) Other Public Company Boards: None
Individual Qualifications Business and healthcare industry expertise; Audit Committee financial expert; proven senior leadership experience; tenure on the Board

Thomas P. Meissner, Jr.

Mr. Meissner has been Chairman of the Board, Chief Executive Officer and President of Unitil since April 2018. Previously, Mr. Meissner held the position of senior vice president and chief operating officer of the Company from 2005 until April 2018. Mr. Meissner also served as Unitil’s senior vice president of operations from 2003 through 2005, and as director of engineering from 1998 until 2003. Mr. Meissner began his career with Unitil in 1994. Prior to joining Unitil, he held a number of engineering and operations positions at Public Service Company of New Hampshire, a predecessor company of Eversource Energy, a multi-state gas and electric utility headquartered in Hartford, Connecticut and Boston, Massachusetts. Mr. Meissner is a registered professional engineer in the state of New Hampshire, and also serves as a director of the Edison Electric Institute since 2018.

Director Since: 2018 Age: 56 End of Current Term: 2021 Board Committee: Executive Other Public Company Boards: None

Individual Qualifications

Unitil’s current chairman of the board, chief executive officer and president; extensive utility industry experience and expertise; significant utility operating expertise; regulated industry expertise; registered Professional Engineer; proven senior leadership experience

M. Brian O’Shaughnessy

Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1989. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the board of directors of the International Copper Association, two manufacturing associations in New York State regarding energy-related issues, and the Coalition for a Prosperous America (“CPA”). Mr. O’Shaughnessy is the chief vice chairman of CPA.

Director Since: 1998 Age: 76 End of Current Term: 2020 Board Committee: Nominating and Governance Other Public Company Boards: None
Individual Qualifications Manufacturing, mining and energy industry expertise; proven senior leadership experience; business and public policy insight; tenure on the Board

PROPOSAL 4: RATIFICATION OF SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Proposal 4, as a matter of good corporate governance, is asking shareholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP to serve as Unitil’s independent registered public accounting firm.

Voting Recommendation

The Board and the Audit Committee believe that the retention of Deloitte & Touche LLP to serve as Unitil’s independent registered public accounting firm for the fiscal year ending December 31, 2019 is in the best interests of Unitil and our shareholders. The Board and the Audit Committee recommend that shareholders vote FOR the ratification of the selection and appointment of Deloitte & Touche LLP.

INFORMATION ABOUT THE RATIFICATION OF DELOITTE & TOUCHE LLP

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), which has served as Unitil’s independent registered public accounting firm since 2014, as the independent registered public accounting firm to perform annual audit and quarterly review services for fiscal year 2019. Although shareholder approval is not required for the appointment of Deloitte, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of Deloitte. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

PROPOSAL 5: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal 5 is asking shareholders to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers.

Voting Recommendation

In deciding how to vote on this proposal, the Board and the Compensation Committee encourage shareholders to read the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. The Board recommends an advisory vote FOR the approval of the compensation of our Named Executive Officers.

INFORMATION ABOUT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a), shareholders are being asked to approve the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. This proposal, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

As discussed in the section entitled Compensation - Compensation Discussion and Analysis, Unitil’s executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve specific Company performance goals established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews the executive compensation programs regularly to ensure executive compensation is aligned with the interests of our shareholders, as well as with current market practices. Please see the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections for information about executive compensation programs, including information about the fiscal year 2018 compensation of the Named Executive Officers.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections of this proxy statement) is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon Unitil, the Compensation Committee, or the Board. However, the Board, as well as the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by shareholders, and will consider the outcome of the vote when making future decisions regarding executive compensation. We present the “say on pay” advisory vote on executive compensation to shareholders annually, and will next present it at the 2020 Annual Meeting.

OTHER MATTERS

The Board and management do not intend to bring before the Annual Meeting any matters other than those described above and know of no other matters that may properly come before the Annual Meeting or other matters incident to the conduct of the meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy or the submission of a proxy via the Internet.

Announcement of Voting Results

We will announce the preliminary voting results at the 2019 Annual Meeting, and will report the final results in a Current Report on Form 8-K filed with the SEC, which will also be available in the Investor Relations section of our website at unitil.com/investors. We have retained Computershare Investor Services as the independent tabulator to receive and tabulate the proxies, and as independent inspector of election to certify the results.

Information Incorporated By Reference

We have made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Audit Committee Report shall not be incorporated by reference into any such filings.

SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for our 2020 annual meeting of shareholders must be received by us at our corporate headquarters by November 28, 2019.

Our Bylaws provide that any proposal or Director nomination submitted by a shareholder of Unitil for consideration at our 2020 annual meeting of shareholders must be received by us at our corporate headquarters not earlier than December 26, 2019 and not later than January 25, 2020. However, if the date of our 2020 annual meeting of shareholders is not within 30 days of April 24, 2020, then the proposal or Director nomination must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of our 2020 annual meeting of shareholders was mailed and (ii) the day on which public disclosure of the date of our 2020 annual meeting of shareholders was made. The proposal or Director nomination also must comply with the other requirements set forth in our Bylaws.

SOLICITATION OF PROXIES

We anticipate first mailing definitive copies of this proxy statement on or about March 27, 2019. We are asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2019 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material.

We have also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $15,000 plus reasonable out-of-pocket expenses, of which approximately $10,500 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

COMPANY DOCUMENTS & INFORMATION

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Code of Ethics to any shareholder or other interested party requesting a copy.

The 2018 Annual Report on Form 10-K (“2018 Form 10-K”) includes our financial statements for the year ended December 31, 2018. We have furnished the 2018 Form 10-K to all shareholders. The Form 10-K does not form any part of the material for the solicitation of proxies. We will furnish without charge to any shareholder or other interested party a copy of our 2018 Form 10-K.

All requests for our Company documents should be directed to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

We invite you to visit our website unitil.com for more information about Unitil, our people, technologies, community involvement, as well as for detailed and historical financial information, and additional information on our governance and leadership.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00am, (ET), on April, 24, 2019

Online
Go to www.investorvote.com/UTL or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/UTL

2019 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed in Proposals 1, 2 and 3, and FOR Proposals 4 and 5.

1.	Election of one Director in Class II for a term of one year

	For	Withhold
01 - Mark H. Collin	☐	☐

2.	Election of two Directors in Class Ill for a term of two years

	For	Withhold		For	Withhold

01 - Suzanne Foster	☐	☐	02 - Justine Vogel	☐	☐

3.	Election of four Directors in Class I for a term of three years

	For	Withhold		For	Withhold		For	Withhold

01 - Lisa Crutchfield	☐	☐	02 - Edward F. Godfrey	☐	☐	03 - Eben S. Moulton	☐	☐

04 - David A. Whiteley	☐	☐

		For	Against	Abstain			For	Against	Abstain
4.	To ratify the selection of independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2019.	☐	☐	☐	5.	Advisory vote on the approval of Executive Compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1UPX

0302FE

Unitil Corporation

2019 Annual Meeting of Shareholders

Wednesday, April 24, 2019, 11:30AM ET

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Your proxy must be submitted either in writing on the attached card or via the Internet prior to the Annual Meeting of Shareholders on April 24, 2019, unless you plan to vote in person at the meeting. Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.investorvote.com/UTL

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Unitil Corporation

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2019

Thomas P. Meissner, Jr. and Mark H. Collin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Unitil Corporation to be held on April 24, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors listed in items 1, 2 and 3 and FOR items 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐